SCHEDULE B Audited consolidated balance sheets of Good as at December 31, 2014 and 2013 and the related consolidated statements of operations, consolidated statements of redeemable convertible preferred stock and deficit, and consolidated statements of cash flows for the years ended December 31, 2014 and 2013

B-1 Independent Auditor's Report To the Board of Directors of Good Technology Corporation We have audited the accompanying consolidated financial statements of Good Technology Corporation and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and December 31, 2013, and the related consolidated statements of operations, redeemable convertible preferred stock and deficit and cash flows for the years then ended. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditor's Responsibility Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Good Technology Corporation and its subsidiaries as of December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Emphasis of Matter As discussed in Note 1 to the consolidated financial statements, if the Company does not consummate an initial public offering with proceeds greater than $75.0 million prior to March 1, 2016, the holders of the Company’s outstanding notes payable totaling $80.0 million have the right to require the Company to immediately repurchase the notes at a repurchase price of 110% of the principal amount of notes plus accrued and unpaid interest, which the Company does not expect to be able to repay without issuing additional debt or equity securities through public or private financings. The risks and uncertainties related to this repurchase obligation could affect amounts reported in the Company’s financial statements in future periods. /s/ PricewaterhouseCoopers LLP San Jose, California March 5, 2015

GOOD TECHNOLOGY CORPORATION
Consolidated balance sheets
(In thousands, except per share data)

	December 31, 2013	December 31, 2014	Pro forma deficit as of December 31, 2014
			(unaudited)
ASSETS			
CURRENT ASSETS:			
Cash and cash equivalents	$ 42,132	$ 24,496	
Accounts receivable, net	48,815	51,348	
Restricted cash	181	5,957	
Deferred commissions, current portion	7,324	9,397	
Prepaid expenses and other current assets	9,810	7,406	
Total current assets	108,262	98,604	
NON-CURRENT ASSETS:			
Property and equipment, net	17,245	13,129	
Deferred commissions, net of current portion	15,901	16,240	
Intangible assets, net	18,238	66,614	
Goodwill	66,156	200,233	
Restricted cash, non-current	—	9,411	
Other assets	2,315	6,170	
Total non-current assets	119,855	311,797	
TOTAL ASSETS	$ 228,117	$ 410,401	
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DEFICIT			
CURRENT LIABILITIES:			
Accounts payable	$ 14,325	$ 16,841	
Accrued compensation and related benefits	17,875	13,483	
Income taxes payable, current portion	1,372	1,738	
Bank debt, current portion	5,144	—	
Deferred revenues, current portion	126,141	166,195	
Accrued and other current liabilities	11,449	14,624	
Total current liabilities	176,306	212,881	
NON-CURRENT LIABILITIES:			
Bank debt, net of current portion	19,718	—	
Deferred revenues, net of current portion	284,378	258,769	
Notes payable, non-current	—	56,146	
Warrant liability	—	22,801	
Income taxes payable, net of current portion	3,355	3,280	
Other non-current liabilities	3,865	6,446	
Total non-current liabilities	311,316	347,442	
TOTAL LIABILITIES	487,622	560,323	
Commitments and contingencies (Note 7)			
Redeemable convertible preferred stock, par value of $0.0001 per share: 131,423 and 151,423 shares authorized, as of, December 31, 2013 and December 31, 2014, respectively; 130,026 and 145,763 shares issued and outstanding as of December 31, 2013 and December 31, 2014, respectively (liquidation preference of $267,384 as of December 31, 2014) actual; no shares issued and outstanding pro forma (unaudited)	$ 184,798	$ 284,403	$ —
DEFICIT:			
Common stock, par value $0.0001 per share: 271,000 and 311,000 shares authorized as of December 31, 2013 and December 31, 2014, respectively; 52,418 and 73,356 shares issued and outstanding as of December 31, 2013 and December 31, 2014, respectively, actual; 219,119 shares issued and outstanding pro forma (unaudited)	5	7	22
Additional paid-in capital	165,016	269,831	554,219
Accumulated deficit	(608,765)	(704,163)	(704,163)
Total Good Technology Corporation stockholders' deficit	(443,744)	(434,325)	(149,922)
Noncontrolling interest	(559)	—	—
Total deficit	(444,303)	(434,325)	$ (149,922)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DEFICIT	$ 228,117	$ 410,401	

The accompanying notes are an integral part of these consolidated financial statements.

B-2

B-3 GOOD TECHNOLOGY CORPORATION Consolidated statements of operations (In thousands, except per share data) Year ended December 31, 2013 2014 Revenues: Recurring ..................................................................................... $ 46,709 $ 81,444 Perpetual license .......................................................................... 52,210 62,290 Intellectual property ..................................................................... 23,286 20,219 Other ............................................................................................ 38,179 47,901 Total revenues ........................................................................ 160,384 211,854 Cost of revenues ............................................................................... 45,147 53,705 Gross profit ............................................................................. 115,237 158,149 Operating expenses: Research and development .......................................................... 75,875 88,152 Sales and marketing ..................................................................... 112,537 109,007 General and administrative .......................................................... 42,713 44,928 Total operating expenses ........................................................ 231,125 242,087 Loss from operations ........................................................................ (115,888) (83,938) Other expense, net ............................................................................ (417) (3,523) Interest expense, net ......................................................................... (1,176) (5,944) Loss before benefit from (provision for) income taxes .................... (117,481) (93,405) Benefit from (provision for) income taxes ....................................... (954) (1,992) Net loss ............................................................................................. (118,435) (95,397) (Income) loss attributable to noncontrolling interest ........................ 9 (1) Net loss attributable to Good Technology Corporation common stockholders ................................................................................. $ (118,426) $ (95,398) Net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted ...................................... $ (2.41) $ (1.43) Weighted average shares used in computing net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted ..................................................... 49,097 66,649 Pro forma net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted (unaudited) ................................................................................... $ (0.46) Weighted average shares used in computing pro forma net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted (unaudited) .................. 208,385 The accompanying notes are an integral part of these consolidated financial statements.

GOOD TECHNOLOGY CORPORATION
Consolidated statements of redeemable convertible preferred stock and deficit
(In thousands)

	Redeemable convertible preferred stock		Common stock						
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total Good Technology Corporation stockholders deficit	Noncontrolling interest	Total deficit
Balances as of December 31, 2012	114,371	121,228	44,772	4	142,946	(490,339)	(347,389)	(550)	(347,939)
Stock-based compensation	—	—	—	—	15,723	—	15,723	—	15,723
Exercise of stock options	—	—	7,622	1	5,131	—	5,132	—	5,132
Excess tax benefit from stock option transactions	—	—	—	—	92	—	92	—	92
Exercise of common stock warrant	—	—	24	—	5	—	5	—	5
Vesting of early exercised stock options	—	—	—	—	25	—	25	—	25
Issuance of Series C-1 redeemable convertible preferred stock, net of issuance costs of $696	15,655	63,570	—	—	—	—	—	—	—
Issuance of common stock warrants	—	—	—	—	1,094	—	1,094	—	1,094
Net loss	—	—	—	—	—	(118,426)	(118,426)	(9)	(118,435)
Balances as of December 31, 2013	130,026	184,798	52,418	5	165,016	(608,765)	(443,744)	(559)	(444,303)

B-4

GOOD TECHNOLOGY CORPORATION
Consolidated statements of redeemable convertible preferred stock and deficit—(continued)
(In thousands)

	Redeemable convertible preferred stock		Common stock						
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total Good Technology Corporation stockholders deficit	Noncontrolling interest	Total deficit
Stock-based compensation	—	—	—	—	15,695	—	15,695	—	15,695
Exercise of stock options	—	—	4,953	—	3,811	—	3,811	—	3,811
Vesting of early exercised stock	—	—	—	—	11	—	11	—	11
Excess tax benefit from stock option transactions	—	—	—	—	507	—	507	—	507
Issuance of Series C-1 redeemable convertible preferred stock	422	1,765	—	—	—	—	—	—	—
Issuance of Series C-2 redeemable convertible preferred stock for BoxTone acquisition	13,123	83,984	—	—	—	—	—	—	—
Issuance of Series C-2 redeemable convertible preferred stock for Fixmo acquisition	2,192	13,856	—	—	—	—	—	—	—
Issuance of common stock for BoxTone acquisition	—	—	11,386	2	56,018	—	56,020	—	56,020
Issuance of common stock options for BoxTone acquisition	—	—	—	—	7,576	—	7,576	—	7,576
Issuance of common stock for Fixmo acquisition	—	—	2,192	—	8,507	—	8,507	—	8,507
Issuance of common stock for Macheen acquisition	—	—	1,595	—	6,889	—	6,889	—	6,889
Issuance of fully vested common stock options for Macheen acquisition	—	—	—	—	136	—	136	—	136
Issuance of fully vested restricted stock units for Macheen acquisition	—	—	—	—	955	—	955	—	955
Issuance of common stock warrants	—	—	—	—	1,524	—	1,524	—	1,524

B-5

B-6 Redeemable convertible preferred stock Common stock Additional paid-in capital Accumulated deficit Total Good Technology Corporation stockholders deficit Noncontrolling interest Total deficit Shares Amount Shares Amount Issuance of common stock for professional services ........... — — 65 — 252 — 252 — 252 Issuance of common stock for litigation matters .................. — — 650 — 3,308 — 3,308 — 3,308 Issuance of common stock upon vesting of restricted stock units ........................... — — 115 — — — — — — Repurchase of early exercised stock options........................ — — (18) — — — — — — Earn-out consideration related to the Fixmo acquisition ...... — — — — 300 — 300 — 300 Purchase of noncontrolling interest ................................. — — — — (674) — (674) 558 (116) Net loss ................................... — — — — — (95,398) (95,398) 1 (95,397) Balances as of December 31, 2014 ..................................... 145,763 $ 284,403 73,356 $ 7 $ 269,831 $ (704,163) $ (434,325) $ — $ (434,325) The accompanying notes are an integral part of these consolidated financial statements.

B-7 GOOD TECHNOLOGY CORPORATION Consolidated statements of cash flows (In thousands) Year ended December 31, 2013 2014 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss ............................................................................................ $ (118,435) $ (95,397) Adjustments to reconcile net loss to net cash used in operating activities: Stock-based compensation ............................................................... 15,723 15,695 Issuance of common stock for professional services ........................ — 252 Excess tax benefit from stock option transactions ............................ (92) (507) Depreciation and amortization .......................................................... 13,411 23,926 Amortization of debt discount .......................................................... — 1,765 Amortization of debt issuance costs ................................................. 150 385 Loss on early extinguishment of debt ............................................... — 2,389 Gain on sale of patents ..................................................................... — — Write-off of acquired IPR&D ........................................................... — 4,900 Write-off of property and equipment ................................................ 2,320 — Write-off of initial public offering costs ........................................... 2,260 — Foreign currency (gain) loss ............................................................. 1 593 Deferred income taxes ...................................................................... (431) 273 Provision for (recovery of) bad debts ............................................... 217 (66) (Gain) loss on remeasurement of fair value of warrant and put option liabilities ............................................................................ — (1,354) (Gain) loss on disposal of property and equipment .......................... 649 121 Changes in operating assets and liabilities: Accounts receivable.......................................................................... (1,836) (1,083) Deferred commissions ...................................................................... (3,283) (2,412) Prepaid expenses and other current assets ........................................ (420) (1,733) Other assets....................................................................................... (1,660) (1,654) Income taxes payable ....................................................................... 42 806 Accounts payable and other liabilities .............................................. 3,208 2,664 Deferred revenues ............................................................................. 33,928 9,396 Net cash used in operating activities ................................................ (54,251) (41,041) CASH FLOWS FROM INVESTING ACTIVITIES: Acquisitions, net of cash acquired .................................................... — (10,032) (Increase) decrease in restricted cash ............................................... 429 (15,187) Purchase of property and equipment ................................................ (9,545) (6,866) Proceeds from sale of patents ........................................................... — — Proceeds from sale of property and equipment ................................ — — Net cash used in investing activities ................................................. (9,116) (32,085) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from issuance of common stock ........................................ 5,162 3,822 Excess tax benefit from stock option transactions ............................ 92 507 Proceeds from issuance of preferred stock ....................................... 63,570 1,765 Principal payments on capital leases ................................................ (827) (26) Borrowings on term loan, net of issuance costs ................................ 7,311 84,917 Payments on term loan ..................................................................... (7,042) (23,531) Borrowings on revolving line of credit, net of issuance costs .......... 9,927 — Payments on revolving line of credit, including commitment fees ............................................................................................... — —

B-8 Year ended December 31, 2013 2014 Acquisition of noncontrolling interest .............................................. — — Payments of initial public offering costs .......................................... — (2,106) Net cash provided by financing activities ......................................... 5,898 76,087 EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS .............................................................. 25 (54) NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .......................................................................... (11,078) 12,666 CASH AND CASH EQUIVALENTS—Beginning of period .......... 40,544 29,466 CASH AND CASH EQUIVALENTS—End of period ................... $ 29,466 $ 42,132 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION: Cash paid for interest ....................................................................... $ 788 $ 748 Cash paid for income taxes .............................................................. $ 1,431 $ 681 NON-CASH INVESTING AND FINANCING ACTIVITIES: Issuance of preferred stock for acquisitions .................................... $ 29,992 $ — Issuance of common stock for acquisitions ..................................... $ 6,827 $ — Issuance of restricted common stock for acquisitions ..................... $ 3,864 $ — Grant of common stock options for acquisitions ............................. $ 2,784 $ — Issuance of redeemable convertible preferred stock warrants ......... $ — $ — Issuance of common stock warrants ................................................ $ — $ 1,094 Transfer of warrant liability to Series B-1 preferred stock upon exercise ........................................................................................ $ 1,629 $ — Period end accounts payable related to property and equipment purchases ..................................................................................... $ 1,338 $ 2,538 Period end accounts payable related to initial public offering costs ............................................................................................. $ — $ 153 Period end accounts payable related to debt financing costs ........... $ — $ — The accompanying notes are an integral part of these consolidated financial statements.

B-9 GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements 1. Formation and business of the company Visto Corporation (“Visto” or the “Company”) was incorporated in Delaware in July 1996. In February 2009, Visto acquired Good Technology, Inc. from Motorola, Inc. (“Motorola”) and began doing business as Good Technology (“Good”). In September 2012, Visto changed its name to Good Technology Corporation. Good provides a secure mobility solution that enables organizations to increase productivity and transform business processes by delivering a suite of collaboration applications, a secure mobility platform, and a third-party application and partner ecosystem. The Good Collaboration Suite includes Good for Enterprise, which provides secure mobile email, calendar, contacts, attachments, notes and browsing, along with Good Work, the Company’s next generation productivity solution that it makes available in the cloud, on premise, or both, Good Share and Good Connect for file sharing and instant messaging, Good Access, a secure mobile browser, and Good for Salesforce1, the Company’s containerized version of the standard Salesforce1 application. The Company’s secure mobility platform, Good Dynamics, provides both security and application services to enable independent software vendors, systems integrators and internal enterprise development organizations to build applications that include the Company’s security functionality and simplify application development across devices and operating systems. In addition, the Company’s platform provides service management, which is real-time visibility into an organization’s mobile usage and operational status. The Company works with a broad set of third-party independent software vendors and system integrators to incorporate its security architecture and management framework into the run-time environment of many existing, popular applications. These applications can be managed and published in “app stores” to streamline their distribution and policy management. Liquidity The Company has incurred significant losses since its inception and believes that it will continue to incur losses into at least 2015, which will have a negative impact on cash flow from operations. For the years ended December 31, 2013 and 2014, the Company incurred net losses of $118.4 million and $95.4 million, respectively. The Company had an accumulated deficit of $704.2 million and cash and cash equivalents of $24.5 million as of December 31, 2014. As of December 31, 2014, the Company had significant outstanding debt and contractual obligations related to operating leases. In September 2014, the Company entered into a purchase agreement relating to the sale of $80.0 million principal amount of 5% senior secured notes (the “Senior Notes”). The Senior Notes are outstanding as of December 31, 2014 and are due October 1, 2017, together with a 15% premium. See Note 6 and Note 7 for further details regarding the Company’s debt and operating lease commitments, respectively. If the Company does not consummate an initial public offering with aggregate gross proceeds greater than $75.0 million (“Qualified IPO”) prior to March 1, 2016, the holders of the Senior Notes have the right to require the Company to immediately repurchase the Senior Notes, in whole or in part, at a repurchase price of 110% of the principal amount of Senior Notes plus accrued and unpaid interest. Should this occur, the Company does not expect to be able to repay the Senior Notes without issuing additional debt or equity securities through public or private financings. If the Company is unable to issue additional debt or equity securities, the Company may be required to refinance all or part of the existing debt, sell assets or borrow more funds, which the Company may not be able to accomplish on terms acceptable to the Company, or at all.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-10 In addition, the terms of existing or future debt agreements may restrict the Company from pursuing any of these alternatives. If there is a change of control of the Company, the holders of the Senior Notes have the right to require the Company to repurchase their Senior Notes, in whole or in part, at the repurchase prices specified in the Note agreement plus accrued and unpaid interest, further described in Note 6. The consolidated financial statements as of December 31, 2013 and 2014 and for the years ended December 31, 2013 and 2014 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate some of its assets. The Company’s ability to satisfy its total liabilities at December 31, 2014 and to continue as a going concern is dependent upon either the successful completion of its planned IPO or the timely availability of other long-term financing. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. The Company’s current operating plan for 2015 contemplates significant reduction in the Company’s net cash outflows, resulting from sales growth in existing and new products and reduced operating expenses compared to prior periods. In an effort to reduce 2015 operating expenses, the Company implemented a plan in January 2015 and reduced the number of Company employee positions by approximately 15% (see Note 19). The Company believes its available financial resources are sufficient to fund its working capital and other capital requirements through December 31, 2015. The Company’s operations require careful management of cash and working capital balances. The Company’s liquidity is affected by many factors including, among others, fluctuations in revenues, gross profit and operating expenses, as well as changes in operating assets and liabilities. The Company may need additional funds to support working capital requirements and operating expenses, or for other requirements. There can be no assurance that the Company will be successful in executing its business plan, maintaining its existing customer base or achieving profitability. Failure of the Company to generate sufficient revenues, achieve planned gross margins, control operating costs, generate positive cashflows or raise sufficient additional funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company’s business, operating results, financial condition and ability to achieve its intended business objectives, and therefore, the Company could be forced to curtail its operations, which would have a material adverse effect on the Company’s ability to continue with its business plans. 2. Summary of significant accounting policies Basis of presentation The consolidated financial statements include the Company’s accounts and the accounts of its wholly- and majority-owned subsidiaries. The Company reports noncontrolling interest positions as a separate component of consolidated deficit from Good Technology Corporation stockholders’ deficit. Intercompany transactions and balances have been eliminated. Because the Company does not have any other comprehensive income (loss) components, total comprehensive loss only includes the Company’s net loss.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-11 Out-of-period adjustment During Q4 2014, the Company recorded an out-of-period adjustment to correct for a cashflow classification error in Q2 2014 related to the BoxTone acquisition purchase consideration. The impact of the out-of-period adjustment resulted in a $1.6 million decrease in net cash used in operating activities and a corresponding increase of $1.6 million in net cash used in investing activities in Q4 2014. Management does not believe that the error was material to any prior period interim financial statements, and the impact of correcting the error in Q4 2014 is not material to those financial statements. Unaudited pro forma deficit In the event that an initial public offering of the Company’s common stock, or IPO, is completed, all shares of the Company’s outstanding redeemable convertible preferred stock will convert into common stock automatically, as further described in Note 12. The unaudited pro forma deficit as of December 31, 2014 gives effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 145,763,243 shares of common stock. The pro forma deficit does not give effect to any proceeds from the qualifying IPO of the Company’s common stock. Use of estimates The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). GAAP requires management to make judgments, estimates and assumptions that may affect the reported amounts of assets and liabilities as of the date of its consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. These judgments, estimates and assumptions are used for, but not limited to: revenue recognition including customer useful lives, litigation claims, fair value of assets acquired and liabilities assumed in business combinations, implied fair value of goodwill, potential impairment of property and equipment, potential impairment of intangible assets and goodwill, provision for income taxes, including required valuation allowances and uncertain tax positions, and the fair value of redeemable convertible preferred stock, common stock and stock options issued. The Company bases its estimates on various factors and information which may include, but are not limited to, history and prior experience, current economic conditions and information from third-party professionals that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and recorded amounts of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates, and these differences may be material. Foreign currency The functional currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, the financial statements of the subsidiaries that are maintained in the local currency are remeasured into U.S. dollars at the reporting date. Unrealized gains or losses on transactions in currencies other than the U.S. dollar are recognized in the consolidated statements of operations. Cash and cash equivalents The Company considers highly liquid investments with a maturity of three months or less as of the date of purchase to be cash equivalents. Cash equivalents as of December 31, 2013 and 2014 consisted of a money market mutual fund.

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

Revenue recognition

The Company sells software solutions which are composed of secure mobile collaboration applications and mobile application platforms, and essential software-related connectivity services delivered through the Company's network operating center also referred to as the Company's Good Secure Cloud.

All of the Company's deliverables are deemed to be in the scope of the software revenue recognition rules. The Company recognizes revenues provided the following criteria of revenue recognition are met: (1) it enters into a legally binding arrangement with a customer; (2) products or services are delivered; (3) fees are fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable.

Nearly all of the Company's enterprise software licensing arrangements are multiple element arrangements, which include licenses to use the Company's software on the customers' servers and mobile devices, software maintenance and customer support, and secure connectivity services. The Company's software is sold under term and perpetual licenses and includes an initial software maintenance and support period of one to three years. Software maintenance and customer support are delivered for a single fee and can be renewed upon contract expiration at the customer's option. Software maintenance includes unspecified software upgrades, updates and bug fixes. Customer support consists of access to live technical support technicians, on-line knowledge resources and on-site support for premium-level customers. For time-based software license sales, the license, maintenance and support fees are bundled into a single selling unit with a defined period of use. Both perpetual and time-based licenses also include access over the entire respective license period to the Good Secure Cloud, which enables a secure connection between the customers' servers and their mobile devices through the Company's network operating center. Further, the delivered software elements are essential to the functionality and utility of this secure connectivity service.

The Company's revenues for the years ended December 31, 2013 and 2014 were as follows (in thousands):

	Year ended December 31,	
	2013	2014
Recurring		
Term license revenues	$ 9,451	$ 35,389
Maintenance revenues	37,258	46,055
Total recurring revenues	$ 46,709	$ 81,444
Perpetual license		
Perpetual license revenues	$ 41,276	$ 54,574
OEM revenues	10,934	7,716
Total perpetual license revenues	$ 52,210	$ 62,290
Intellectual property	$ 23,286	$ 20,219
Other		
Carrier revenues	$ 30,757	$ 34,502
Professional service revenues	2,178	3,471
Third-party application revenues	160	206
Total other revenues	$ 33,095	$ 38,179
Total revenues	$ 116,605	$ 160,384

Recurring. Recurring revenues consist of sales of term-based licenses to the Company's Good for Enterprise and Good Dynamics platform and renewals of maintenance and support related to perpetual licenses, which are recognized ratably over the stated contractual period, which generally range from one to three years.

B-12

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-13 Perpetual license. Perpetual license revenues consist of sales of perpetual licenses to the Company’s Good for Enterprise application and an associated initial maintenance and support contract, all of which are recognized over the estimated customer life, generally five years. When an arrangement includes both time-based and perpetual software licenses, all revenues are recognized ratably over the longer of the service delivery periods applicable to time-based and perpetual software licenses, generally five years. The secure connectivity service element is essential to the functionality of the delivered software and, as such, these services are delivered over the software license period. The number of computing tasks is unspecified and the pattern of delivering the tasks is not discernible. Accordingly, proportional performance is applied by analogy to both the software and service elements included in the arrangement. The Company ratably recognizes the amounts allocated to software fees and the related service fees paid upfront over the specified term or the estimated life of the arrangement. Since the secure connectivity service obligation is perpetual, the Company utilizes an estimated average length of the customer relationship to determine the amortization period for arrangements with a perpetual license that can be transferred to new users, mobile devices or operating systems. The Company estimates the average length of the customer relationship to be five years based on historical trends, technological obsolescence and industry perspectives. In arrangements that do not allow for transferability of the perpetual license, such as the Company’s sales to OEM customers, the Company utilizes the estimated life of the consumer’s mobile device, or 18 months. The Company estimates the average life of the consumer’s mobile device based on industry reports and device refresh eligibility periods by mobile carriers. All elements bundled with the perpetual license are amortized over the same service delivery period. Intellectual property. Intellectual property licensing revenues represent cash settlements with various companies for infringement of the Company’s patents, or direct licenses of the Company’s intellectual property. As part of these settlements, the Company has granted such companies licenses and a release from all prior damages associated with the Company’s patent assets, and in certain circumstances rights to future intellectual property developed by the Company. Revenues from these agreements are recognized, based on the terms of the agreements with licensees, immediately, when the Company has no remaining obligations to the licensee, or amortized over performance periods of up to 13.8 years, when the Company has granted to licensees rights to receive future intellectual property it may develop. Other. Other revenues consist of sales of the Company’s Good for You consumer product, including sales through various revenue sharing arrangements with the Company’s telecommunication carrier partners, professional services and third-party applications. The Company receives a monthly payment from certain telecommunication carriers related to its customers’ use of its legacy Good for You product on its networks. Estimated revenues are recognized when carriers provide reliable sales data within a reasonable time frame following the end of each month to allow for the Company to make reasonable estimates of revenues. Revenues from the remaining carriers are recognized when billed. The Company also provides professional services such as deployment, consulting, and training. These services can be part of software license arrangements, or sold separately. When professional services are sold as part of software license arrangements, amortization of revenues for the entire transaction does not commence until completion and acceptance of these professional services, as delivery is not considered to have occurred. Revenues from professional services sold separately from software licenses are recognized upon completion of the services, and have not been material to date.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-14 The Company’s standard payment terms are net 30 days. However, payment terms may vary based on the country in which the agreement is executed and for certain customers. Payments due within three months are deemed to be fixed or determinable based on the Company’s successful collection history in such arrangements. If payments in the arrangement are due over a longer period, revenues are not recognized until the amounts become due or collected. The Company occasionally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, the Company reduces revenues for any credits given to the customer as a result. The Company has the ability to determine such service level credits prior to the associated revenues being recognized, and historically, these credits have not been significant. Deferred revenues Deferred revenues consist of both intellectual property revenues and payments received in advance of revenue recognition from software licensing and service arrangements. Such revenues are recognized as revenue recognition criteria are met. Deferred revenues that are expected to be recognized during the succeeding 12-month period are recorded as current deferred revenues and the remaining portion is recorded as noncurrent. As of December 31, 2013 and 2014, approximately 26% and 21% of total deferred revenues, respectively, was related to intellectual property revenues. Deferred commissions The Company defers commissions as the costs are closely related to the deferred revenues from the related customer contracts and therefore should be expensed over the same period that the related revenues are recognized. The Company capitalizes incremental and directly related commission costs upon the execution of the sales contract by the customer. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations. Concentrations of credit risk and significant customers Financial instruments that are potentially subject to credit risk consist of cash, cash equivalents, currency forward contracts and trade receivables. The Company’s cash and cash equivalents are generally held with several large financial institutions worldwide in order to reduce exposure to any single financial institution. In the United States, the Company holds deposits with certain financial institutions that may exceed FDIC insurance limits. It also holds a portion of its cash in a money market mutual fund sponsored by a large financial institution. The currency forward contracts are entered into with a large financial institution in order to mitigate credit and counterparty risk. The risk with respect to trade receivables is mitigated by credit evaluations that management performs on its customers, the short duration of customer payment terms for a significant majority of customer contracts and by diversification of the customer base. For the year ended December 31, 2013, two customers each accounted for 12% and 10% of total revenues, and three customers accounted for 19%, 11% and 10% of total accounts receivable at December 31, 2013. For the year ended December 31, 2014, no customers accounted for more than 10% of total revenues, and two customers accounted for 23% and 22% of total accounts receivable at December 31, 2014. Warrants to purchase redeemable convertible preferred stock and common stock Freestanding warrants to purchase shares of the Company’s redeemable convertible preferred stock and certain warrants to purchase common stock are classified as non-current liabilities in the consolidated

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-15 balance sheets and are carried at fair value because the warrants may obligate the Company to transfer assets to the holders at a future date under certain circumstances, such as a change in control. The warrants are subject to remeasurement at each balance sheet date and any change in the estimated fair value is recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company estimates the fair value of these warrants at issuance and at each balance sheet date using the Black-Scholes option pricing model. The Company has also issued other common stock warrants, the fair value of which are included in Good Technology Corporation stockholders’ deficit. The fair values of these warrants are estimated at issuance using the Black-Scholes option pricing model and is not subject to subsequent remeasurement. Debt instruments For debt instruments issued with redemption features at the option of the holder, the Company determines if the redemption feature meets the criteria to be treated as an embedded derivative, and if so, will fair value this feature and record it as a derivative liability and also as a discount to the debt proceeds. In addition, for redeemable preferred stock warrants or common stock warrants issued together with debt instruments, these warrants are also fair valued and recorded as a debt discount and classified within equity or liabilities, depending on whether the warrant is freestanding from the debt instrument as well as other economic characteristics. Fair value of financial instruments Carrying amounts of certain of the Company’s financial instruments, including cash equivalents, accounts receivable, and accounts payable approximate fair values due to their short maturities. The carrying amounts of the warrant liability and foreign currency forward contracts represent their fair value. The carrying amount of bank debt approximates its fair value based on borrowing rates currently available to the Company for loans with similar terms. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and takes into consideration the assumptions that market participants would use when pricing the asset or liability. The Company’s assessment of the significance of a particular input to the fair value measurement of an asset or liability requires management to make judgments and to consider specific characteristics of that asset or liability. The current accounting guidance provides three levels of inputs that may be used to measure fair value, as follows:  Level 1–Unadjusted quoted prices in active markets for identical assets or liabilities.  Level 2–Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities.  Level 3–Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-16 Foreign currency forward contracts Forward contracts are carried at fair value in the Company’s consolidated balance sheets. The fair values of the forward contracts generally represent the estimated amounts the Company would expect to receive or pay upon termination of the contracts as of the reporting date. During the years ended December 31, 2013 and 2014, the Company held short-term forward contracts to sell foreign currency, which were used to hedge foreign currency-denominated asset or liability balances. The Company’s goal was to reduce its potential exposure to the changes that currency exchange rates might have on its operating results, cash flows and financial position. These foreign currency forward contracts were not designated nor accounted for using hedge accounting treatment. Changes in the fair value of these forward contracts were included in other income (expense), net. The Company did not hold or issue financial instruments for speculative or trading purposes. As of December 31, 2013, outstanding foreign currency forward contracts had a total notional value of €6.1 million and £2.8 million ($13.0 million combined using the exchange rate as of December 31, 2013). The fair value of these contracts was an asset of $23,000 and was included in other current assets as of December 31, 2013. As of December 31, 2014, outstanding foreign currency forward contracts had a total notional value of €9.5 million and £3.5 million ($17.0 million combined using the exchange rate as of December 31, 2014). The fair value of these contracts was an asset of $1,000 and was included in other current assets as of December 31, 2014. The Company recognized a net gain (loss) from foreign currency forward contracts of $(0.5) million and $0.8 million for the years ended December 31, 2013 and 2014, respectively, which is classified within other expense, net. Stock-based compensation The Company accounts for equity-based awards using a fair value-based method. For equity awards granted to employees, the Company estimates the fair value of share-based payment awards on the grant date using an option pricing model. The value of awards expected to vest is recognized as expense on a straight- line basis over the requisite service period, which is generally the vesting term of the awards. The fair value of performance-based equity awards is based on the estimated fair value of the award on the date of grant and assumes that the performance criteria will be met and the target payout level will be achieved. The Company selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent period if actual forfeitures differ from those estimates. Advertising expense Advertising costs are charged to sales and marketing expense as incurred. Costs related to advertising for the years ended December 31, 2013 and 2014 were $1.0 million, $3.0 million and $0.8 million, respectively.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-17 Allowance for doubtful accounts The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the Company’s accounts receivable balance. The allowance is determined based on known troubled accounts, historical experience and other currently available evidence. The allowance for doubtful accounts was $0.2 million and $0.1 million as of December 31, 2013 and 2014, respectively. Research and development The Company charges costs related to research, design and development of products to research and development expense as incurred. The types of costs included in research and development expenses primarily consist of personnel costs, consulting costs and allocated facilities and information technology costs. Software development costs and purchased software Software development costs incurred in conjunction with product development of software that will be licensed is charged to research and development expense until technological feasibility is established. To date, the period between achieving technological feasibility, which management defines as the establishment of a working model, and general availability of software has been short and associated software development costs during this period have been insignificant. Accordingly, costs eligible for capitalization of software development costs were not material to the Company’s consolidated financial statements for the years ended December 31, 2013 and 2014. The Company also purchases and includes as part of its software offerings third-party software licenses. The Company capitalizes these software purchases and amortizes these costs over the estimated life of these licenses. Property and equipment Property and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. Depreciation expense is recorded over the estimated useful lives of the assets. Leasehold improvements are amortized over the estimated useful lives or lease terms, whichever is shorter. Leased property and equipment meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of capital leased assets is recorded using the straight-line method over their estimated useful lives or the lease terms, whichever is shorter, and is included in depreciation and amortization expense in the statements of operations. Internal use software costs Costs related to software acquired, developed or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development, are capitalized. These costs include the costs associated with the Company’s data and reporting systems as well as development costs for its Good Secure Cloud. Costs incurred during the preliminary planning and evaluation stage of the project and during post implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. The Company defines the design, configuration, and coding process as the application development stage. For the years ended December 31, 2013 and 2014, the Company capitalized costs of $6.6 million, $4.4 million and $3.0 million,

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-18 respectively, related to computer software developed for internal use, which is included in property and equipment, net on the consolidated balance sheets. Goodwill and impairment analysis Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment analysis. If the Company determines, based on the qualitative factors, that the fair value of the reporting unit is not more likely than not greater than the carrying amount, then quantitative goodwill impairment analysis is required. The quantitative goodwill impairment analysis is comprised of a two-step process. The first step compares the fair value of the Company’s reporting units to the carrying amount of their net assets. The Company operates in one reportable business segment and has one reporting unit, the Company as a whole. If the fair value of the Company’s net assets exceeds the carrying amount of those assets, goodwill is considered not to be impaired and management is not required to perform additional testing. If the carrying amount exceeds the fair value of the Company’s net assets, the Company must perform a second step in order to determine the implied fair value of its goodwill. If the carrying amount exceeds the implied fair value of its goodwill, the Company records an impairment loss equal to the difference. Management performs its annual impairment analysis each year on September 30. The Company did not recognize any goodwill impairment charges for any of the periods presented. Impairment of long-lived assets The Company evaluates long-lived assets, such as property and equipment and amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If indicators of impairment exist and the undiscounted future cash flows that the assets are expected to generate are less than the carrying value of the assets, the Company reduces the carrying amount of the assets to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. Income taxes The Company utilizes the asset and liability method of accounting for income taxes, under which deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse and for operating losses and tax credit carry-forwards. The Company is required to evaluate the realizability of its deferred tax assets on an ongoing basis to determine whether there is a need for a valuation allowance with respect to such deferred tax assets. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. In evaluating the ability to recover deferred tax assets, the Company considers available positive and negative evidence giving greater weight to its recent cumulative losses and its ability to carryback losses against prior taxable income and lesser weight to its projected financial results. The Company also considers, commensurate with its objective verifiability, the forecast of future taxable income including the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-19 The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes. Noncontrolling interest In February 2007, the Company acquired 76% of Altexia SA (“Altexia”). The Company follows the applicable accounting guidance for the 24% share of noncontrolling interest of Altexia and classifies this noncontrolling interest as a component of deficit within the consolidated balance sheets and presents net loss (income) attributable to the noncontrolling interest in the consolidated statements of operations. The guidance requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit in the noncontrolling interest balance. In July 2014, the Company acquired the remaining outstanding shares of Altexia from the noncontrolling shareholder for approximately $0.1 million in cash. This acquisition was accounted for as an equity transaction, which reduced the Company’s noncontrolling interests and additional paid-in capital by $0.6 million and $0.7 million, respectively, and therefore, there are no noncontrolling interests in the Company as of December 31, 2014. Net loss per share attributable to Good Technology Corporation common stockholders Basic net loss per share attributable to Good Technology Corporation common stockholders is computed by dividing the net loss attributable to Good Technology Corporation common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to Good Technology Corporation common stockholders is computed by giving effect to all potential shares of common stock, including stock options, warrants and redeemable convertible preferred stock, to the extent dilutive. Due to net losses for all the periods presented, basic and diluted loss per share attributable to Good Technology Corporation common stockholders were the same, as the effect of potentially dilutive securities would have been anti-dilutive. Share-based payment awards that have not yet vested meet the definition of a participating security provided the right to receive the dividend is non-forfeitable and non-contingent. These participating securities are therefore included in the computation of basic net income (loss) per share under the two-class method. The Company has concluded that its non-vested restricted stock awards meet the definition of a participating security. However, the unvested restricted shares do not share in residual net assets of the Company and, therefore, do not economically absorb losses until they vest and are excluded in the Company’s computation of basic net loss per share attributable to Good Technology Corporation common stockholders for all periods presented. The Company also concluded that its redeemable convertible preferred stock meet the definition of a participating security. However, as the stockholders of the convertible preferred stock do not have a contractual obligation to share in the Company’s losses, they have not been included in the Company’s computation of basic net loss per share attributable to Good Technology Corporation common stockholders for all periods presented.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-20 Recent accounting pronouncements In May 2014, the FASB issued new accounting guidance related to revenue recognition. This new standard will replace all current U.S. GAAP guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective for the Company beginning January 1, 2017 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is evaluating the impact of adopting this new accounting standard on its consolidated financial statements. In June 2014, the FASB issued new guidance related to stock compensation. The new standard requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and can be applied either prospectively or retrospectively to all awards outstanding as of the beginning of the earliest annual period presented as an adjustment to opening retained earnings. Early adoption is permitted. The Company is evaluating the impact, if any, of adopting this new accounting guidance on its consolidated financial statements. In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The Company is evaluating the impact, if any, of adopting this new accounting guidance on its consolidated financial statements. 3. Business combinations The Company completed three business combinations in 2014. There were no business combinations completed during 2013. Acquisition of Macheen, Inc. On October 2, 2014, the Company completed the acquisition of Macheen, Inc. (“Macheen”), a Delaware corporation, by acquiring all of its outstanding shares. The Company acquired Macheen for its mobile application management and application security wrapping technology. The technology allows enterprises to easily distribute, manage, and secure mobile enterprise applications. These solutions will enable enterprises to increase mobile worker productivity while protecting data and applications on current mobile devices. The Company plans to incorporate this technology into its Good Dynamics platform. The purchase consideration comprised 1,594,602 shares of the Company’s common stock, which were issued to Macheen stockholders, fully vested restricted stock units to purchase 221,134 shares of common stock, fully vested options to purchase 86,083 shares of common stock issued to certain of Macheen’s employees and cash of $0.4 million.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-21 The fair value of the Company’s common stock per share issued in connection with the acquisition of Macheen was $4.32. In arriving at the overall equity value of the Company’s equity, the Company placed a 50% weighting on the discounted cash flow method of the income approach and a 50% weighting on the guideline public company method of the market approach. The following table summarizes the purchase consideration as of the date of the acquisition: (In thousands, except share data) Shares Amount Common stock valued based upon a weighting of the income and market approaches ................................................................................................................ 1,594,602 $ 6,889 221,134 fully vested restricted stock units .................................................................. 955 86,083 fully vested common stock options, valued using the Black-Scholes option pricing model .......................................................................................................... 136 Cash paid(a) ................................................................................................................. 398 Acquisition date fair value of total purchase consideration ......................................... $ 8,378 (a) Cash paid comprised $0.3 million for Macheen’s transaction closing costs and $0.1 million to cover Macheen’s September 30, 2014 payroll and payroll related expenses. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition based on their fair value as of the closing of the acquisition. Total acquisition-related expenses incurred by the Company through December 31, 2014, recorded within general and administrative expenses, were approximately $0.4 million. The Company withheld 15% of the common share purchase consideration in escrow consisting of 239,183 shares of common stock which is included in the table above, for 18 months following the acquisition date in the event of certain breaches of the representations and warranties under the agreement with Macheen. The Company utilized a methodology referred to as the income approach, which discounts expected future cash flows to present value, to estimate the fair value of the acquired intangible assets, which are subject to amortization. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks. Developed technology represents a combination of processes, patents and trade secrets developed through years of experience in design and development of Macheen’s products. Customer relationships represent contractual and non-contractual sales of current and future versions of existing products to existing customers.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-22 The final purchase consideration of $8.4 million was allocated to the net tangible and intangible assets acquired and liabilities assumed as follows: (In thousands) Amount Assets acquired: ....................................................................................................................................... Cash ..................................................................................................................................................... $ 21 Accounts receivable and unbilled receivables ...................................................................................... 141 Prepaid expenses and other current assets ............................................................................................ 37 Non-current assets ................................................................................................................................ 103 Acquired intangible assets .................................................................................................................... 7,600 Liabilities assumed: Accounts payable and accrued liabilities ............................................................................................. (1,588) Fair market value of the net assets acquired ............................................................................................. 6,314 Goodwill ................................................................................................................................................... 2,064 Total amount allocated ............................................................................................................................ $ 8,378 The acquired intangible assets, their fair values and weighted average expected lives, are as follows (in thousands, except years): Fair value Weighted average expected life Developed technology ................................................................................................. $ 6,100 5.0 years Customer relationships ................................................................................................. 1,500 5.0 years $ 7,600 Identifiable intangible assets were measured at fair value and could include assets that are not intended to be used in their highest and best use. Developed technology consisted of products which have reached technological feasibility. The fair value of the developed technology was determined by using the discounted cash flow approach. Customer relationships relate to the Company’s ability to sell existing and future versions of products to existing Macheen customers. The fair value of the customer relationships was determined by using the discounted cash flow approach. Of the total purchase price, $2.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets acquired and is not deductible for tax purposes. In the value allocated to goodwill for Macheen, the Company gave consideration to the future economic benefits of other assets that were not individually identified or separately recognized. The Company planned to leverage its preexisting relationships with its customer base for sales of the acquired technologies, as well as expand sales of its developed technology to the customer base of the acquired companies, for which the expected synergies are reflected in the value of the goodwill recognized. Acquisition of certain assets and assumption of certain liabilities of Fixmo, inc. On May 29, 2014, the Company acquired certain assets and assumed certain liabilities from Fixmo, Inc. (“Fixmo”) for $22.4 million. The Company acquired Fixmo primarily for its technology and customer relationships. The technology is an integrity verification solution that helps customers identify malicious

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-23 code on mobile devices before it results in a security breach. The Company plans to incorporate this technology into its Good Dynamics platform. The purchase consideration comprised 2,192,448 shares of the Company’s Series C-2 redeemable convertible preferred stock and 2,192,448 shares of the Company’s common stock, which were both issued to Fixmo stockholders, and cash of $1,000. In addition, the Company reserved 243,605 shares of the Company’s Series C-2 redeemable convertible preferred stock and 243,605 shares of the Company’s common stock as contingent consideration. The contingent consideration would be earned only if the billings for Fixmo products were equal to or exceeded $3.0 million for the period from May 1, 2014 through December 31, 2014. The Company estimated the fair value of the contingent consideration by determining the probability of this metric being met, and recorded $300,000 to additional-paid-in-capital at the acquisition date. As of December 31, 2014, the Fixmo product billings did not equal or exceed $3.0 million, and therefore, the Company did not issue the Company’s reserved shares of Series C-2 redeemable convertible preferred stock and common stock. As the contingent consideration was equity-classified, no adjustment was recorded upon the metric not being met. The fair value of the Company’s Series C-2 redeemable convertible preferred stock per share and common stock per share issued in connection with the acquisition of Fixmo was $6.32 and $3.88, respectively. In arriving at the overall equity value of the Company to be allocated to the different classes of equity, the Company placed a 50% weighting on the discounted cash flow method of the income approach, and 50% weighting on the guideline public company method of the market approach. The following table summarizes the purchase consideration as of the date of the acquisition: (In thousands, except share data) Shares Amount Common stock valued based upon a weighting of the income and market approaches ................................................................................................................ 2,192,448 $ 8,507 Series C-2 redeemable convertible preferred stock valued based upon a weighting of the income and market approaches ...................................................................... 2,192,448 13,856 Contingent consideration .............................................................................................. 300 Cash paid ...................................................................................................................... 1 Acquisition date fair value of total purchase consideration .......................................... $ 22,664 Under the purchase method of accounting, the total purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition based on their fair value as of the closing of the acquisition. Total acquisition-related expenses incurred by the Company through December 31, 2014, recorded within general and administrative expenses, were approximately $0.4 million. The Company withheld approximately 11% of the purchase consideration in escrow consisting of 243,605 shares of preferred stock and 243,605 shares of common stock, which is included in the table above, for 12 months following the acquisition date in the event of certain breaches of the representations and warranties under the purchase agreement with Fixmo. The Company utilized a methodology referred to as the income approach, which discounts expected future cash flows to present value, to estimate the fair value of the acquired intangible assets, which are subject to amortization. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks.

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

Developed technology represents a combination of processes, patents and trade secrets developed through years of experience in design and development of Fixmo's products. Customer relationships represent contractual and non-contractual sales of current and future versions of existing products to existing customers.

The final purchase consideration of $22.7 million was allocated to the net tangible and intangible assets acquired and liabilities assumed as follows:

(In thousands)	**Amount**
Assets acquired:	
Accounts receivables	$ 25
Prepaid expenses and other current assets	146
Fixed assets	59
Non-current assets	953
Acquired intangible assets	12,400
Liabilities assumed:	
Accounts payable and accrued liabilities	(324)
Deferred revenue	(250)
Fair market value of the net assets acquired	13,009
Goodwill	9,655
Total amount allocated	$ 22,664

The acquired intangible assets, their fair values and weighted average expected lives, are as follows (in thousands, except years):

	Fair Value	**Weighted Average Expected Life**
Developed technology	$ 9,400	3.0 years
Customer relationships	3,000	6.0 years
	$ 12,400	

Identifiable intangible assets were measured at fair value and could include assets that are not intended to be used in their highest and best use. Developed technology consisted of products which have reached technological feasibility. The fair value of the developed technology was determined by using the discounted cash flow approach.

Customer relationships relate to the Company's ability to sell existing and future versions of products to existing Fixmo customers. The fair value of the customer relationships was determined by using the discounted cash flow approach.

Acquisition of BoxTone, Inc.

On March 28, 2014, the Company completed the acquisition of BoxTone, Inc. ("BoxTone"), a Delaware corporation, by acquiring all of its outstanding shares. The Company acquired BoxTone for its mobile application management and application security wrapping technology. The technology allows enterprises to easily distribute, manage, and secure mobile enterprise applications. These solutions will enable enterprises to increase mobile worker productivity while protecting data and applications on current mobile devices. The Company plans to incorporate this technology into its Good Dynamics platform.

B-24

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

The purchase consideration comprised 13,122,511 shares of the Company's Series C-2 redeemable convertible preferred stock, 11,386,210 shares of the Company's common stock, which were both issued to BoxTone stockholders, options to purchase 1,499,534 shares of common stock issued to certain of BoxTone's employees and cash of $11.1 million.

Prior to the close of the acquisition, BoxTone initiated the acceleration of all of its outstanding unvested restricted common stock and options to purchase shares of common stock. For the 1,499,534 stock options that were either vested prior to the date of acquisition, or were accelerated due to a "change in control" clause in the original option agreement, the fair value of $7.6 million was considered to be purchase consideration. For the employees that did not have a "change in control" clause in their original option agreement, the Company determined that the acceleration of these 742,701 unvested common stock options was made in contemplation of the acquisition and benefited the Company by retaining BoxTone's employees. As a result, the Company recorded an expense of $2.2 million related to the fair value of these options, for which vesting was accelerated as of the date of the acquisition. The fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model, assuming an expected term of 3.5 years, volatility of 50.0%, 0% dividend rate and a 1.34% risk-free interest rate.

In addition, the Company issued warrants to purchase 162,246 shares of Series C-2 redeemable convertible preferred stock with a fair value of $0.8 million, determined using the Black-Scholes option pricing model, which is included within non-current liabilities assumed in the acquisition.

As a result of the Company's purchase of BoxTone, the Company's obligations under an agreement whereby the Company would resell BoxTone's software to the Company's customers was terminated. This preexisting relationship resulted in the Company recognizing an additional $5.6 million in purchase consideration of BoxTone and no gain or loss was recognized due to favorable or unfavorable terms.

The fair value of the Company's Series C-2 redeemable convertible preferred stock per share and common stock per share issued in connection with the acquisition of BoxTone was $6.40 and $4.92, respectively. In arriving at the overall equity value of the Company to be allocated to the different classes of equity, the Company placed a 40% weighting on the discounted cash flow method of the income approach, a 40% weighting on the guideline public company method of the market approach and a 20% weighting to the guideline transaction method of the market approach.

The following table summarizes the purchase consideration as of the date of the acquisition:

(In thousands, except share data)	Shares	Amount
Common stock valued based upon a weighting of the income and market approaches	11,386,210	$ 56,020
Series C-2 redeemable convertible preferred stock valued based upon a weighting of the income and market approaches	13,122,51	83,984
1,500 common stock options assumed and converted by Good, valued using the Black-Scholes option pricing model		7,576
Settlement of pre-existing BoxTone obligations to Good		5,568
Cash paid(a)		11,091
Acquisition date fair value of total purchase consideration		$ 164,239

(a) Cash paid comprised $6.4 million to repay BoxTone's outstanding bank debt, $3.1 million for BoxTone's transaction closing costs, $1.2 million to cover BoxTone's March 31, 2014 payroll and payroll related expenses and $0.4 million for fractional shares not purchased and common stock options not assumed.

B-25

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

Under the purchase method of accounting, the total purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition based on their fair value as of the closing of the acquisition. Total acquisition-related expenses incurred by the Company through December 31, 2014, recorded within general and administrative expenses, were $1.3 million.

The Company withheld 15% of the preferred and common share purchase consideration in escrow consisting of 1,968,367 and 1,707,922 shares of preferred and common stock, respectively, which is included in the table above, for 12 months following the acquisition date in the event of certain breaches of the representations and warranties under the agreement with BoxTone.

The Company utilized a methodology referred to as the income approach, which discounts expected future cash flows to present value, to estimate the fair value of the acquired intangible assets, which are subject to amortization. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks.

Developed technology represents a combination of processes, patents and trade secrets developed through years of experience in design and development of BoxTone's products. Customer relationships represent contractual and non-contractual sales of current and future versions of existing products to existing customers.

The final purchase consideration of $164.2 million was allocated to the net tangible and intangible assets acquired and liabilities assumed as follows:

(In thousands)	**Amount**
Assets acquired:	
Cash	$ 1,404
Accounts receivable and unbilled receivables	2,479
Prepaid expenses and other current assets	533
Fixed assets	473
Non-current assets	721
Acquired intangible assets	46,600
Deferred tax asset	1,878
Liabilities assumed:	
Accounts payable and accrued liabilities	(4,333)
Deferred tax liability	(1,878)
Deferred revenue	(4,800)
Non-current liabilities	(1,196)
Fair market value of the net assets acquired	41,881
Goodwill	122,358
Total amount allocated	$ 164,239

The acquired intangible assets, their fair values and weighted average expected lives, are as follows (in thousands, except years):

	Fair Value	**Weighted Average Expected Life**
Developed technology	$ 29,000	5.4 years
Customer relationships	7,900	8.0 years
Technology license	4,800	7.0 years
In-process research and development	4,900	
	$ 46,600	

B-26

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

Identifiable intangible assets were measured at fair value and could include assets that are not intended to be used in their highest and best use. Developed technology consisted of products which have reached technological feasibility. The fair value of the developed technology was determined by using the discounted cash flow approach.

Customer relationships relate to the Company's ability to sell existing and future versions of products to existing BoxTone customers. The fair value of the customer relationships was determined by using the discounted cash flow approach.

The fair value of the technology license was based upon the development effort to recreate the technology license plus a reasonable profit margin based on BoxTone's long-term projected operating margin.

In-process research and development, or IPR&D, consisted of the in-process Open MSM project awaiting development completion at the time of the acquisition. The value assigned to IPR&D was determined by considering the importance of the product under development to the overall development plan, estimating costs to further integrate the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the project when completed and discounting the net cash flows to their present value. The acquired IPR&D was initially recognized at fair value and is classified as an indefinite-lived asset until such time the successful completion or abandonment of the associated research and development efforts. Efforts necessary to complete the in-process research and development include additional design, testing and feasibility analyses.

The value assigned to IPR&D was based upon discounted cash flows related to the future product's projected income stream. The discount rate of 12.5% used in the present value calculations were derived from a weighted average cost of capital, adjusted upward to reflect the additional risks inherent in the development life cycle, including the useful life of the technology, profitability levels of the technology, and the uncertainty of technology advances that are known at the date of acquisition.

The following table summarizes the significant assumptions at the acquisition date underlying the valuation of IPR&D:

	March 28, 2014		
Development Project:	**Fair Value**	**Estimated Cost to Complete**	**Expected Commencement Date of Significant Cash Flows**
	(in thousands)		
Open MSM	$ 4,900	$ 3,500	March 2016

Of the total purchase price, $122.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets acquired and is not deductible for tax purposes. In the value allocated to goodwill for BoxTone, the Company gave consideration to the future economic benefits of other assets that were not individually identified or separately recognized. The Company planned to leverage its preexisting relationships with its customer base for sales of the acquired technologies, as well as expand sales of its developed technology to the customer base of the acquired companies, for which the expected synergies are reflected in the value of the goodwill recognized.

B-27

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-28 Macheen, Fixmo and BoxTone valuation methodologies The Company employed the following methodologies to determine the fair value of the Company’s Series C-2 redeemable convertible preferred stock and common stock per share issued in connection with the acquisition of Macheen, Fixmo and BoxTone. The income approach estimates the enterprise value of the Company based on the present value of future estimated cash flows. These future cash flows are discounted to their present values using a discount rate, which is derived from an analysis of the cost of capital of comparable publicly traded companies in the same industry or similar lines of business as of the valuation date. The market approaches estimate the enterprise value of the Company based on applying a multiple, which is derived from an analysis of guideline public company multiples and guideline transaction multiples, to the Company’s financial metrics. The income and market approaches were weighted based on the facts and circumstances of each valuation. To allocate the overall equity value of the Company, determined using the income and market approaches, to the various classes of equity, the Company used the probability weighted expected return method (“PWERM”) where it focused on two exit scenarios: an IPO scenario and a sale or merger, or M&A, scenario which were weighted 90% and 10%, respectively. Given the Company’s current stage of development and the exit strategy of the Company’s investors, the Company made the determination that the probabilities of a dissolution or a stay-private scenario were nominal and no indication of common stock value under these two scenarios was explicitly considered. Under the IPO scenario, the equity value was allocated to the securities comprising the Company’s capital structure using a common stock equivalent method which treats all classes of shares as converted to common and equally weighted. Under the M&A scenario, the equity value was allocated to the securities comprising the Company’s capital structure using the Option Pricing Method. The IPO and M&A scenarios were weighted based on the Company’s estimation of a future liquidity event. The Company’s considerations of the form, timing and probability of a particular future liquidity event or outcome were based on the business outlook at the time of the valuation date. Acquired intangibles amortization period and method of amortization For the Macheen acquisition, the amortization period and method of amortization of significant acquired intangibles was estimated based on the following information: Developed technology. The remaining useful life of five years is based on the pattern of undiscounted cash flows. The Company calculated the life as the number of years for the development effort to recreate the developed technology and the opportunity cost associated with this investment. In terms of estimating the developed technology amortization method, the Company determined that the straight-line method was appropriate. The Company considered whether it was possible that the asset would be consumed in a manner that was not straight-line. The associated cash flows for which the developed technology relates are more heavily weighted in the later years; however, the Company believes that the timing of these cash flows do not meet as high a level of confidence to determine them to be “reliably determinable” and therefore, assumed a straight-line method of amortization. Customer relationships. The Company determined a five year estimated life to be reasonable. In determining the useful life, the Company considered the attrition rate observed in the customer base and estimated that the annual attrition rate of the current customer base is approximately 10%. The Company determined that it would be appropriate to amortize the relationship over the threshold for which it begins to

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-29 exceed a significant majority (i.e., more than 75%) of what would be realized. This estimate, coupled with its historical experience, allowed the Company to determine that five years was reasonable. Absent a more reasonable method, the Company selected the straight-line method of amortization. For the Fixmo acquisition, the amortization period and method of amortization of significant acquired intangibles was estimated based on the following information: Developed technology. The remaining useful life of three years is based on the pattern of undiscounted cash flows. The Company calculated the life as the number of years for the development effort to recreate the developed technology and the opportunity cost associated with this investment. In terms of estimating the Developed Technology amortization method, the Company determined that the straight-line method was appropriate. The Company considered whether it was possible that the asset would be consumed in a manner that was not straight-line. The associated cash flows for which the developed technology relates are more heavily weighted in the later years; however, the Company believes that the timing of these cash flows do not meet as high a level of confidence to determine them to be “reliably determinable” and therefore, assumed a straight-line method of amortization. Customer relationships. The Company determined a six year estimated life to be reasonable. In determining the useful life, the Company considered the attrition rate observed in the customer base and estimated that the annual attrition rate of the current customer base is approximately 10%. The Company determined that it would be appropriate to amortize the relationship over the threshold for which it begins to exceed a significant majority (i.e., more than 75%) of what would be realized. This estimate, coupled with its historical experience, allowed the Company to determine that six years was reasonable. Absent a more reasonable method, the Company selected the straight-line method of amortization. For the BoxTone acquisition, the amortization period and method of amortization of significant acquired intangibles was estimated based on the following information: Developed technology—MSM. The remaining useful life of four years is based on the pattern of undiscounted cash flows. The Company calculates the life as the number of years it takes to generate 80% of the undiscounted cash flows for the asset. In addition, the life is primarily influenced by the technology obsolescence curve which the Company believes is 20%. This obsolescence factor of 20% was estimated based on the technology refreshment cycles in the mobile security sector. Developed technology—MDM. The remaining useful life of seven years is based on the pattern of undiscounted cash flows. The Company calculated the life as the number of years it takes to generate 80% of the undiscounted cash flows for the asset. In addition, the life is primarily influenced by the technology obsolescence curve which the Company believes is 10% per year. This obsolescence factor of 10% was based on the fact that the MDM market is essentially a commoditized market at this point with little change required going forward. This led to the longer life of seven years. In terms of estimating the developed technology amortization method, the Company determined that the straight-line method was appropriate. The Company considered whether it was possible that the asset would be consumed in a manner that was not straight-line. The associated cash flows for which the developed technology relates are more heavily weighted in the later years; however, the Company believes that the timing of these cash flows do not meet as high a level of confidence to determine them to be “reliably determinable” and therefore the Company assumed a straight-line method of amortization. Customer relationships. The Company determined an eight year estimated life to be reasonable. In determining the useful life, the Company considered the attrition rate observed in the customer base and

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

estimated that the annual attrition rate of the current customer base is approximately 10%. The Company determined that it would be appropriate to amortize the relationship over the threshold for which it begins to exceed a significant majority (i.e., more than 75%) of what would be realized. This estimate, coupled with our historical experience, allowed the Company to determine that eight years was reasonable. Absent a more reasonable method, the Company selected the straight-line method of amortization.

Pro forma financial information (unaudited)

The operating results of Macheen, Fixmo and BoxTone have been included in the consolidated financial statements since their acquisition dates, and have not been significant. The unaudited pro forma financial information below includes the business combination accounting effects from the acquisitions of Macheen, Fixmo and BoxTone including amortization charges from acquired intangible assets and the related tax effects as though Macheen, Fixmo and BoxTone were acquired as of January 1, 2013. The unaudited pro forma financial information for the year ended December 31, 2013 and 2014, as presented below, is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place on January 1, 2013 (in thousands, except per share amounts).

	Year Ended December 31,	
	2013	2014
Revenues	$ 177,752	$ 216,701
Net loss attributable to Good Technology Corporation common stockholders	$ (162,791)	$ (114,899)
Basic and diluted net loss per share attributable to Good Technology Corporation common stockholders	$ (2.53)	$ (1.61)

4. Consolidated balance sheet detail

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,	
	2013	2014
Prepaid expenses	$ 4,068	$ 3,430
Current deferred tax asset and tax receivable	2,289	2,368
Other current assets	3,453	1,608
Prepaid expenses and other current assets	$ 9,810	$ 7,406

B-30

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-31 Property and equipment Property and equipment was comprised of the following (in thousands): As of December 31, 2013 2014 Useful Life Furniture and fixtures ....................................................................... $ 2,525 $ 2,614 5 years Computers and equipment ................................................................ 9,102 12,630 3 years Software ........................................................................................... 15,026 17,779 3 years Construction in process .................................................................... 777 719 — Leasehold improvements .................................................................. 3,429 3,489 Shorter of useful life or lease term Total property and equipment........................................................... 30,859 37,231 Less accumulated depreciation and amortization ............................. (13,614) (24,102) Property and equipment, net ......................................................... $ 17,245 $ 13,129 Depreciation and amortization expense was $8.2 million, and $10.6 million for the years ended December 31, 2013 and 2014 , respectively. In December 2013, the Company wrote off $2.3 million of computer software, primarily related to development of internal information reporting systems which were not being used. Accrued and other current liabilities Detail of accrued and other current liabilities was as follows (in thousands): As of December 31, 2013 2014 Accrued royalties .......................................................................................................... $ 3,663 $ 2,676 Accrued technology licenses ........................................................................................ 1,166 863 Accrued sales and value-added tax ............................................................................... 1,942 1,640 Deferred rent ................................................................................................................. 464 488 Accrued professional and consulting fees .................................................................... 636 2,419 Other current liabilities ................................................................................................. 3,578 6,538 Accrued and other current liabilities ........................................................................ $ 11,449 $ 14,624

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

5. Intangible assets, net and goodwill

Intangible assets

Gross carrying amount and accumulated amortization by class of intangible assets were as follows (in thousands, except useful lives):

	Weighted Average Useful Life (In Years)	Gross assets	Accumulated Amortization	Net Assets
December 31, 2013:				
Developed/core technology	5.4	$ 24,111	$ (7,748)	$ 16,363
Customer relationships	4.4	2,783	(1,603)	1,180
Trade names	9.8	1,200	(590)	610
Other	2.0	262	(177)	85
		$ 28,356	$ (10,118)	$ 18,238
December 31, 2014:				
Developed/core technology	5.0	$ 73,411	$ (19,289)	$ 54,122
Customer relationships	6.6	15,183	(3,179)	12,004
Trade names	9.8	1,200	(712)	488
Other	2.0	262	(262)	—
		$ 90,056	$ (23,442)	$ 66,614

The Company acquired $66.6 million of intangible assets in connection with the BoxTone, Fixmo and Macheen acquisitions in the year ended December 31, 2014, including IPR&D of $4.9 million in connection with the BoxTone acquisition.

For the year ended December 31, 2014, the Company recorded a write-off of IPR&D of $4.9 million within research and development expenses related to the acquired BoxTone Open MSM project since the project was abandoned due to the realignment of Company resources to current products.

The Company amortizes developed/core technology over 2-8 years, customer relationships over 4-8 years, trade names over 7-10 years and other intangibles over 1.5-2 years. The Company amortizes developed/core technology in cost of revenues and customer relationships, trade names, and other intangibles in sales and marketing expenses. Amortization expense for intangible assets was $5.2 million and $13.3 million for the years ended December 31, 2013 and 2014, respectively.

The estimated future amortization expense related to intangible assets, assuming no future impairment as of December 31, 2014, is as follows (in thousands):

	Amount
2015	17,658
2016	17,470
2017	13,783
2018	6,705
2019	5,285
Thereafter	5,713
Total	66,614

B-32

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-33 Goodwill The changes in the carrying value of goodwill are as follows (in thousands): Amount Balance as of December 31, 2013 ............................................................................................................ 66,156 Goodwill recorded for BoxTone acquisition ........................................................................................ 122,358 Goodwill recorded for Fixmo acquisition ................................................................................................. 9,655 Goodwill recorded for Macheen acquisition ........................................................................................ 2,064 Balance as of December 31, 2014 ........................................................................................................ $ 200,233 In performing the Company’s annual goodwill impairment assessment for 2013 and 2014, management performed a Step 0 qualitative assessment. Based on these assessments, the Company concluded that it was not more likely than not that the fair value of its single reporting unit was less than its carrying amount, and, as a result, did not proceed to further impairment testing. The Company did not recognize an impairment of goodwill during 2013 and 2014. 6. Debt Senior notes and warrants In September 2014, the Company entered into a Purchase Agreement with Oppenheimer & Co., as the initial purchaser (the “Initial Purchaser”), relating to the sale of $80.0 million aggregate principal amount of Senior Notes and warrants (“Warrants”) to purchase 16.3 million shares of the Company’s common stock to the Initial Purchaser in a private placement, and for initial resale by the Initial Purchaser to certain qualified institutional buyers. The net proceeds from the offering of the Senior Notes were $77.0 million after payment of the Initial Purchaser’s discounts and offering expenses of $3.0 million. In addition, the Company was required to deposit $12.0 million of the proceeds in an escrow account to be used for the Senior Notes’ future interest payments. The Senior Notes will bear interest at a rate of 5.00% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2015. The Senior Notes will mature on October 1, 2017 unless converted or repurchased earlier. All principal is payable at the maturity date. In addition, on the maturity date, the Company is required to make a cash payment to the holders of the Senior Notes outstanding on the maturity date equal to a 15% call premium of the principal amount outstanding. The Senior Notes have certain provisions regarding an initial public offering of the Company’s common stock whereby if the Company does not consummate an initial public offering with proceeds greater than $75.0 million (“Qualified IPO”) prior to March 1, 2016, the holders of the Senior Notes will have the right to require the Company to immediately repurchase their Senior Notes, in whole or in part, at a repurchase price of 110% of the principal amount of the Senior Notes plus accrued and unpaid interest. The Senior Notes also have certain change of control provisions that allow holders of the Senior Notes the right to require the Company to repurchase their Senior Notes, in whole or in part, at the repurchase prices (expressed as percentages of the principal amount of the Senior Notes) specified in the table below, plus accrued and unpaid interest:

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-34 Date of Change of Control Percentage On or after October 1, 2014 until September 30, 2015 ............................................................................. 105% On or after October 1, 2015 until September 30, 2016 ............................................................................. 110% On or after October 1, 2016 ...................................................................................................................... 115% The Warrants will expire four years from their date of issuance, subject to earlier termination, and will have an initial exercise price of $4.92 per share. The Warrants will be exercisable on a net share basis beginning 180 days following the date of the final prospectus of an initial public offering. (See Note 13 for further discussion on the common stock warrants). The fair value of the notes payable put option (“put option”) on the issuance date was determined to be $1.5 million based on the present value of future estimated cash flows using a coupon rate of 5% and discount yield of 25.3% and the probability weighted expected return method where it focused on two exit scenarios: an IPO scenario and a sale or merger, or M&A, scenario which were weighted 90% and 10%, respectively. The put option and the warrants issued in connection with the Senior Notes are considered liabilities and are carried at fair value with any changes in fair value recognized in other income (expense), net. During the year ended December 31, 2014, the Company recorded a loss of $0.1 million and a gain of $1.5 million, related to the change in fair value of the put option and warrants, respectively. In addition, the discount on the Senior Notes related to the fair value of the put option and the warrants will be amortized on an effective interest rate method as interest expense over the life of the Senior Notes. The Senior Notes are recorded at face value less the fair value of the warrants (see Note 13) and the put option. The call premium of 15% is being accrued as interest expense on an effective interest rate method over the life of the Senior Notes. Term loan and revolving credit facility In January 2011, the Company entered into a loan and security agreement (the “Loan Agreement”) with a bank for funding its working capital and other general corporate needs. The Loan Agreement was amended in July 2011, October 2011, June 2012 and December 2013. The amendments allowed for the Company to borrow up to an aggregate $22.5 million. Advances may be repaid over a period of 36 months or 48 months and carry an interest rate fixed as of the funding date equal to the Wall Street Journal prime rate plus 2.0%. In January 2011 and September 2011, the Company borrowed $6.0 million and $2.5 million, respectively, repayable in 36 monthly installments from the date of each borrowing. In December 2011, the Company borrowed $5.5 million, repayable in 48 monthly installments. Each of these 2011 borrowings had an interest rate of 5.25%. In July 2012 and September 2012, the Company borrowed $6.0 million and $2.5 million, respectively, repayable in 36 monthly installments from the date of borrowing. Each of these 2012 borrowings have an interest rate of 5.0%. The borrowings have end of term payments of $0.2 million, $68,750, $0.2 million, $75,000 and $31,250 for the January 2011, September 2011, December 2011, July 2012 and September 2012 borrowings, respectively. As a result, the effective interest rate for the combined loans is approximately 7.0%. As part of the June 2012 amendment, the Company also renegotiated the annual interest rate on a prospective basis on its 2011 borrowings ($9.8 million principal outstanding at June 2012) from 5.25% to 5.0%, effective beginning in July 2012 for the remaining terms of the loans. The renegotiation of the interest rate was not so substantial to result in the extinguishment of the original debt and therefore, the Company did not record a gain or loss upon the modification. The principal amounts outstanding on the loans as of December 31, 2013 was $8.5 million. No additional amounts were available for borrowing as of December 31, 2013.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-35 As of December 31, 2013, the Loan Agreement also provided for an asset-based revolving line of credit of up to $25.0 million. As part of the December 2013 amendment, the Company renegotiated to increase the maximum revolving credit line to $25.0 million. The amount available on the revolving line of credit is based on 80% of eligible receivables and is subject to a borrowing base calculation. Principal amounts outstanding under the revolving line accrue interest at a floating per annum rate equal to the Wall Street Journal prime rate plus 0.75% and are repayable monthly. No borrowings had been made against the revolving line of credit at December 31, 2012, but the Company borrowed $10.0 million during 2013, which was outstanding as of December 31, 2013. Further, as of December 31, 2013, the available borrowing base was reduced by $1.8 million, for outstanding letters of credit; bringing the available revolving line of credit balance as of that date to $13.2 million. The revolving credit line had a nonrefundable annual commitment fee of 0.5% on the maximum revolving line as well as an unused line charge to be paid quarterly, at 0.3% per annum depending on the average unused portion of the revolving line. Further, a letter of credit fee is charged to the Company of 1.25% per annum of the face amount of each letter of credit issued during the term of such issuance and upon the renewal of such letter of credit. In December 2013, the Company entered into a Mezzanine loan and security agreement (the “Mezzanine Agreement”) with a bank for funding its working capital and other general corporate needs. The Mezzanine Agreement consists of two funding tranches of $7.5 million each. The first tranche was funded upon execution of the Mezzanine Agreement and the second tranche was funded in April 2014 (see Note 19). Advances are due to be repaid on December 31, 2016, and carry a fixed per annum interest rate of 11%, payable monthly on the outstanding principal balance. In connection with the first funded tranche, the Company issued to the bank and an associated bank, 532,500 fully vested common stock warrants at an exercise price of $3.22 per share. The Company borrowed the remaining $7.5 million in April 2014, and in accordance with the Mezzanine Agreement, the Company issued an additional 532,500 fully vested common stock warrants at an exercise price of $3.22 per share. (See Note 13 for further discussion on the common stock warrants). The term loans and the revolving line of credit under the Loan Agreement and the term loan under the Mezzanine Agreement are collateralized by all Company assets with the exception of intellectual property; however, it does include all proceeds of all intellectual property. The Loan Agreement contains financial covenants that require the Company to (1) maintain liquidity of unused amounts on the borrowings or the revolving line, whichever is less, plus unrestricted cash and cash equivalents (“unrestricted cash”) of at least $25.0 million; (2) maintain a minimum adjusted quick ratio, (3) maintain minimum billing levels and (4) maintain minimum adjusted EBITDA levels starting in the first quarter of 2015. The lender has the option, immediately upon the occurrence, and during the continuance of, an event of default, including the non-compliance with the above financial covenants, to increase the interest rate per annum by 3.0% above the rate that is otherwise applicable. Both the Loan Agreement and the Mezzanine Agreement provide that a material adverse change would be an event of default. For the quarter ended September 30, 2012, the Company was not in compliance with the fixed charge coverage ratio and for October 2012, the Company was not in compliance with the current assets-to-current liabilities ratio. In November 2012, the Company obtained a waiver from the lender for a fee of $0.2 million, which the Company has recorded as debt issuance cost within bank debt and is amortizing over the remaining term of the note. As a condition of the waiver, the Company agreed to reduce its undrawn revolving credit line from $15.0 million to $10.0 million, decrease the required unrestricted cash requirement, excluding unused amounts on the borrowings or the revolving line, from $10.0 million to $7.5 million, and added financial covenants that require the Company to maintain a certain ratio of cash and accounts receivable balances to outstanding loan and revolving credit line balances, and to secure at least $50.0 million in capital financing. In April 2013, the Company issued Series C-1 redeemable convertible preferred stock for gross proceeds of $50.0 million and the Company was in compliance with all of these covenants as of December 31, 2013. Following the financing, the Company and the lender negotiated an additional loan covenant to maintain a defined minimum adjusted gross profit

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-36 amount measured on a trailing six month basis. On March 31, 2014, the Company was not in compliance with the adjusted quick ratio covenant. In June 2014, the Company obtained a waiver from the lender for a fee of $15,000, which the Company has recorded as debt issuance cost within the bank debt and is amortizing over the remaining term of the note. The lender also agreed to reduce the minimum liquidity requirement from $25 million to $20 million for the months July 2014 through November 2014 and lower the adjusted quick ratio beginning the quarter ended June 30, 2014. On June 30, 2014, the Company was in compliance with the amended covenants. On September 30, 2014, the Company used $31.0 million of the proceeds from the Senior Notes to repay in full all outstanding bank debt and terminate its loan and security agreements with Silicon Valley Bank and incurred $1.0 million in prepayment penalties and bank fees related to the termination of such agreements. In addition, the Company was required to deposit $2.9 million of the proceeds as collateral for letters of credit and other bank services with Silicon Valley Bank and incurred a loss of $2.4 million related to the early extinguishment of the bank debt. Aggregate annual payments due on the Company’s outstanding notes payable balance as of December 31, 2014 are as follows (in thousands): Amount 2015 .......................................................................................................................................................... $ 4,000 2016 .......................................................................................................................................................... 4,000 2017 .......................................................................................................................................................... 96,000 Total payments ......................................................................................................................................... 104,000 Less: amount representing interest ........................................................................................................... (24,000) Total notes payable ................................................................................................................................... 80,000 Less: current portion ................................................................................................................................. — 80,000 Less: Debt discount due to warrant issuance and put option .................................................................... (23,854) Notes payable, net of current portion ....................................................................................................... $ 56,146 Amortization of the debt discount due to the warrant issuance and put option was $1.2 million for the year ended December 31, 2014. 7. Commitments and contingencies Lease commitments The Company has numerous facility operating leases and equipment under capital lease at locations in the United States and other countries. Future minimum lease payments under all noncancellable operating leases with terms in excess of one year were as follows (in thousands): Operating Leases 2015 .......................................................................................................................................................... $ 4,931 2016 .......................................................................................................................................................... 4,047 2017 .......................................................................................................................................................... 3,448 2018 .......................................................................................................................................................... 2,863 2019 .......................................................................................................................................................... 1,470 Total minimum lease payments ........................................................................................................... $ 16,759

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

The Company recognizes rent expense on a straight-line basis over the lease period. Total rent expense was $3.5 million, $4.0 million and $5.1 million for the years ended December 31, 2013 and 2014, respectively.

The following table sets forth the composition of capital leases reflected as property and equipment, net in the consolidated balance sheets (in thousands):

	As of December 31,	
	2013	2014
Computers and equipment	$ —	$ 32
Accumulated amortization	—	(22)
Total	$ —	$ 10

Depreciation expense for property and equipment under capital leases was $45,000 and $22,000 for the years ended December 31, 2013 and 2014, respectively.

Litigation

The Company is party to various legal proceedings. Management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position, results of operations and statement of cash flows. If, however, an unfavorable ruling were to occur in any of the legal proceedings described below, there exists the possibility of a material adverse effect on the Company's financial position, results of operations and cash flows. The Company accrues for litigation matters that it considers probable and for which the loss can be reasonably estimated. In the event that a probable loss cannot be reasonably estimated, the Company has not accrued for such losses. The Company discloses potential losses when they are reasonably possible. Legal costs incurred and expected to be incurred related to litigation matters are expensed as incurred.

LRW litigation. In May 2011, the Company filed a patent infringement lawsuit against Little Red Wagon Technologies, et al. ("LRW") in U.S. Federal Court for the Northern District, Texas. On October 18, 2013, LRW and the Company entered into a settlement agreement resolving the claims made in the litigation, which included certain cash payments and royalties payable to the Company and the grant of a non-exclusive license of certain of the Company's patents to LRW. The terms of the settlement agreement were not material to the consolidated financial statements. LRW breached the settlement agreement and in January 2015, the Company initiated arbitration in San Jose, California against LRW to recover amounts owed as a result of the breach.

Fixmo litigation. In January 2012, the Company filed a patent infringement lawsuit against Fixmo, Inc. ("Fixmo") in the U.S. Federal Court for the Northern District, Texas, on the basis that Fixmo was serving as a distributor and reseller of LRW's technology products and/or that Fixmo's products also infringe certain of the Company's patents. The Company sought a permanent injunction against infringement, monetary damages and attorney's fees and costs against Fixmo. In connection with the Fixmo acquisition, all claims and counter-claims were dismissed with prejudice. In addition, both parties were responsible for their own costs.

MobileIron / AirWatch litigation. The Company has filed four separate patent lawsuits against MobileIron and AirWatch in Northern California, Delaware, the United Kingdom and Germany, with eleven distinct patent infringement claims currently pending in these jurisdictions collectively. The Company is seeking permanent injunctions in these lawsuits along with monetary damages, attorney's fees and costs. On

B-37

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-38 November 14, 2012, the Company filed the first of those patent infringement lawsuits in the U.S. District Court for the Northern District of California, asserting four of the Company’s patents (the “California Suit”). In the California Suit, the Company also claimed that MobileIron violated the Lanham Act and related law by engaging in a marketing campaign based on falsehoods and misleading claims about Good Technology and its product offerings. In August 2014, the Company filed a patent infringement lawsuit in the Delaware District Court against AirWatch asserting two of its patents, and in September 2014, the Company filed an amended complaint asserting a third patent. In October 2014, the Company filed a patent infringement suit against MobileIron asserting one of its patents. In July and October 2014, the Company asserted patent infringement claims against AirWatch and MobileIron in the Court of Chancery of the United Kingdom, and in December 2014, in the District Court of Dusseldorf, Germany, where the Company asserted two of its patents against AirWatch and MobileIron. In its response to the Company’s patent claim filings on October 14, 2014 in the Delaware District Court, on October 29, 2014, MobileIron asserted a claim that the Company is infringing two of MobileIron’s U.S. patents. In August 2013, AirWatch asserted a claim in the State Court of Georgia that the Company has violated the Georgia state libel laws by making public statements about its patent infringement lawsuit against AirWatch. In addition, in July 2014 and October 2014, AirWatch asserted two suits asserting that the Company is infringing two of Airwatch’s U.S. patents. Subsequently, AirWatch’s parent company, VMware, filed petitions for inter partes review of certain of the Company’s patents asserted in the California Suit and on February 20, 2015, the Patent Trial and Appeal Board denied to institute the first of such petitions. The Company filed a petition with the Patent Trial and Appeal Board for inter partes review of one of AirWatch’s patents asserted in the Georgia litigation and on February 13, 2015, the District Court of Georgia issued an order staying the case pending the inter partes review. On or about March 3, 2015, the Company filed petitions with the Patent Trial and Appeal Board for inter partes review of the two MobileIron patents asserted in the Delaware litigation. The Company is vigorously pursuing the lawsuits against MobileIron and AirWatch and defending any claims against the Company. The Company is unable to predict the likelihood of success of MobileIron and AirWatch’s infringement claims or validity of their patents. Trial in the California Suit is currently set for July 2015 for the MobileIron litigation and June 2015 for the AirWatch litigation. Trial in the United Kingdom suit against AirWatch and MobileIron is currently set for December 2015. Trial in the Delaware suit against AirWatch is scheduled for December 2016. No trial dates for the other proceedings have been set. The Company does not believe that a loss is probable or reasonably estimable on the countersuit, and therefore, the Company has not accrued for any losses. Vinci-Lucero litigation. The Company was party to a dispute with Susan Vinci-Lucero, a former executive asserting wrongful termination and employment discrimination disability in Santa Clara County Superior Court (112CV235073). In her lawsuit, Ms. Vinci-Lucero sought compensatory and exemplary damages, attorneys’ fees and costs and other damages in amounts according to proof at trial. Ms. Vinci- Lucero’s most recent demand was for $5.6 million. In April 2014, a confidential settlement was reached. Other matters. The Company periodically may receive claims relating to the quality of its products, including claims for additional labor costs, reimbursement to customers for damages incurred from system down time or other network disruptions, costs for software defects or other damages. Receipt of these claims and requests occurs in the ordinary course of the Company’s business, and the Company responds based on the specific circumstances of each event. The Company records an accrual for losses relating to these types of claims when it considers those losses probable and when a reasonable estimate of loss can be determined.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-39 Guarantees and indemnifications The Company’s software licensing agreements generally include a limited warranty that its software will substantially conform to the specifications set forth in relevant end user documentation during the warranty period, usually 90 days from the date of electronic delivery of software to the customer. The Company’s software sales agreements generally include certain provisions for indemnifying customers against liabilities if the Company’s products infringe a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the consolidated financial statements. The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company also may be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions. Restricted cash and letters of credit As of December 31, 2013, the $0.4 million of restricted cash related to a security deposit for legal services had been released from the bank, while the stand-by letters of credit was $1.8 million. As of December 31, 2014, the Company had current and non-current restricted cash of $4.0 million and $8.0 million, respectively, since the Company was required to deposit $12.0 million of the Senior Notes’ proceeds in an escrow account to be used for the Senior Notes’ future interest payments. As of this date, the Company had other current and non-current restricted cash of $2.0 million and $1.4 million, respectively for security deposits on building leases and bank services. Arrangement with BoxTone Inc. In December 2012, the Company and BoxTone Inc. (“BoxTone”) entered into an agreement (“the original agreement”) whereby the Company will resell BoxTone’s software to the Company’s customers. The arrangement provides the Company’s customers access to BoxTone’s advanced mobile device management, mobile application management and mobile service management capabilities. Under the terms of the arrangement, the Company was obligated to purchase a minimum of $12.0 million of BoxTone’s software licenses throughout 2013. In January 2014, the Company and BoxTone renegotiated the Company’s obligations under the original agreement and entered into a new agreement. In connection with these agreements, the Company paid BoxTone $4.8 million and expensed $4.6 million related to prepaid licenses, maintenance and other services provided during 2013. These amounts include $0.8 million paid to BoxTone to perform certain research and development services in 2013, of which $0.4 million was recognized as research and development expenses in each of 2012 and 2013, when the services were provided, and a one-time payment of $2.5 million under the new agreement in exchange for release from existing and further obligations under the original agreement, which was included in accrued and other current liabilities as of December 31, 2013. Included within both prepaid expenses and other current assets and other assets at December 31, 2013 were balances of $1.5 million, relating to term licenses and maintenance and support services to be provided under the agreements.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-40 Under the terms of the new agreement, the Company would be obligated to purchase a minimum of $17.5 million of BoxTone’s software licenses through 2016. This amount includes the $2.5 million required to release the Company from its past and future obligations under the original agreement as of December 31, 2013, software license purchases of $9.5 million throughout 2014 and $5.5 million throughout 2015. Subsequently, in March 2014, the Company acquired BoxTone, such that the Company’s obligations under this agreement terminated (See Note 3). 8. Intellectual property licensing In December 2010, the Company and Nokia Corporation (“Nokia”) entered into a License Agreement (“Agreement”) pursuant to which the Company granted a nonexclusive, nontransferable, irrevocable, perpetual license to certain intellectual property to Nokia. As part of the Agreement, Nokia agreed to make certain payments and assigned to the Company certain patents. The Company granted to Nokia a nonexclusive, worldwide license to all patent rights owned or sub-licensable by the Company for up to a period of three years from the date of license. The Company is recognizing revenues on the license on a straight-line basis over three years. In July 2009, the Company and Research in Motion (“RIM”) entered into a Global Transaction Agreement pursuant to which all outstanding litigation between the parties was settled. The parties also entered into a Settlement Agreement (the “Settlement Agreement”) and a License Agreement (the “License”). In addition, the Company agreed to assign certain patents to RIM, pursuant to a Patent Purchase Agreement and enter into a Grant-Back License Agreement. As part of the Settlement Agreement, RIM agreed to pay the Company $267.5 million and assigned to the Company certain patents. The Company does not intend to use any of the patents assigned to it. The Company assigned no value to the cross-license as it was given in the context of litigation and is deemed defensive in nature. Since the license from the Company to RIM contains a license to future intellectual property developed by the Company over a ten-year period (the recapture period), the total consideration received from RIM will be amortized ratably over the period beginning in November 2005 (the date of first alleged infringement) and ending in July 2019 (the end of the recapture period). In September 2007, the Company and IBM entered into a Patent License Agreement (the “License Agreement”) pursuant to which the Company granted IBM a nonexclusive, non-transferable, irrevocable, perpetual, worldwide license under its Licensed Patents as defined in the License Agreement with an effective filing date that is prior to four years after the effective date of the License. The Company received no licenses and no covenant not-to-sue from IBM. Under the terms of the License Agreement, IBM is entitled to receive rights to future intellectual property during a four year patent capture period; as a result the consideration received was amortized on a straight-line basis over the 48-month recapture period. As part of the agreements with Nokia and IBM described above, the Company received an aggregate of $34.5 million in cash payments in years prior to 2011. 9. Equity incentive plans The Company’s equity incentive plans are broad-based retention programs. The plans are intended to attract and retain talented employees, directors and nonemployee consultants. In November 2006, the Company adopted the Visto Corporation 2006 Stock Plan (the “2006 Plan”) which replaced its Visto 1996 Stock Plan, its 2003 U.K. Stock Plan and its International Stock Plan (collectively, the “Prior Plans”). Following the effective date of the 2006 Plan, any shares remaining available for grant under the Prior Plans were no longer available for grant. The 2006 Plan provides for the granting of stock options and restricted

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-41 stock units to employees, directors and consultants. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, directors and consultants. The exercise price of an incentive stock option and a nonqualified stock option shall not be less than 100% of the fair market value of such shares on the date of grant. Stock options granted under the 2006 Plan generally vest over a four year period and expire no more than ten years from the date of grant. The number of shares of common stock reserved for issuance under the 2006 Plan is 103,448,153. In connection with the acquisitions of Copiun, Inc. and AppCentral, Inc., the Company assumed the outstanding stock options and restricted stock awards under the Copiun 2009 Stock Incentive Plan (the “Copiun Plan”) and the AppCentral 2010 Stock Incentive Plan (the “AppCentral Plan”), respectively (see Note 3). Outstanding stock options generally vest over four years and expire ten years from the date of grant. No additional shares, including forfeitures and cancellations, are available for future grant under these plans. In connection with the acquisition of BoxTone in March 2014, the Company assumed the fully vested outstanding stock options and restricted stock awards under the BoxTone Stock Incentive Plan (the “BoxTone Plan”) (see Note 3). No additional shares, including forfeitures and cancellations, are available for future grant under the BoxTone Plan. In November 2014, the Company adopted the 2014 Acquisition Stock Plan (the “2014 Plan”). The 2014 Plan provides for the granting of stock options, stock purchase rights, and restricted stock units to employees, directors and consultants. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, directors and consultants. The exercise price of any option shall not be less than 100% of the fair market value of such shares on the date of grant. Vesting schedule of the stock options granted under the 2014 Plan may be set at the Board’s discretion based upon the achievement of Company-wide, business unit, or individual goals. Stock options granted under the 2014 plan expire no more than ten years from the date of the grant. The number of shares of common stock reserved for issuance under the 2014 Plan is 1,657,645. Performance-based awards In January 2013, the Company appointed a new Chief Executive Officer, who received options to purchase 7,166,023 shares of the Company’s common stock, of which 10% vested upon the six-month anniversary of employment, and the remainder will vest at 1/54th per month thereafter. In addition, the CEO was granted performance-based stock options to purchase 1,194,337 shares of the Company’s common stock which vest upon the achievement of a future customer billings target. In October 2013, the Company appointed a new Chief Financial Officer, who received options to purchase 1,500,000 shares of the Company’s common stock, of which 25% vested upon the first year anniversary of employment, and the remainder will vest at 1/48th per month thereafter. In addition, the CFO was granted performance-based stock options to purchase 500,000 shares of the Company’s common stock which vest upon the achievement of the above mentioned customer billings target. The Company is required to evaluate the probability of achieving this customer billings target performance metric in determining stock-based compensation expense for these grants, and as of December 31, 2013 and 2014, did not believe achievement is probable. As a result, no stock-based compensation has been recognized for these performance-based stock option awards. In connection with the Macheen acquisition, the Company issued 1,030,928 performance-based option grants, which vest based upon achievement of a billings target for Macheen products from October 2, 2014 to March 31, 2015. In April 2015, the Board will determine the portion of the options that becomes

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

eligible based on the extent to which the performance target is achieved. Once the Board determines the eligible shares, which in no case will exceed 100% of the shares subject to the option, 50% will vest at the determination date and the remaining 50% will vest in equal monthly installments over the next two years. The fair value of the option was determined to be $2.04 per share and the Company estimated that it would achieve 18% of the billings target and hence 185,568 options would be subject to vesting.

The following table summarizes the stock option activity under the Company's equity incentive plans for the indicated periods:

		Options Outstanding		
	Shares Available for Future Grants	Shares Oubject to Options Outstanding	Weighted-Average Exercise Price Per Option	Weighted-Average Remaining Contractual Terms (Yrs)
Balances as of December 31, 2013	3,067,089	57,424,957	2.05	7.12
Authorized	1,957,645	—		
Options granted(b)	(7,782,961)	7,136,203	4.01	
Options issued in conjunction with acquisition(a)	—	2,242,235	0.65	
Exercised	—	(4,952,827)	0.77	
Terminated/cancelled/forfeited	5,332,288	(5,327,654)	3.40	
Retired	(311,258)	—		
Repurchase of shares related to early-exercised options (unaudited)	18,438	—		
Balances as of December 31, 2014	2,281,241	56,522,914	$ 2.23	6.70
Vested and expected to vest as of December 31, 2014		53,293,037	$ 2.11	6.59
Exercisable as of December 31, 2014		38,042,991	$ 1.38	5.78

(a) Included in "Options issued in conjunction with the acquisition" are 742,701 shares subject to options granted to former BoxTone employees.

(b) Includes 22,500 options granted outside the Company's equity incentive plans.

The weighted average grant date fair value of options granted during the years ended December 31, 2013 and 2014 was $2.04 and $1.95 per share, respectively.

The intrinsic value of unexercised and outstanding stock options that are expected to vest is the difference between the exercise price and the fair value of the underlying common stock as of December 31, 2014. The aggregate intrinsic value for stock options outstanding as of December 31, 2014 was $118.9 million.

The intrinsic value of exercised stock options is the difference between the exercise price and the fair value of the underlying common stock as of the exercise date. The total intrinsic value of stock options exercised for the years ended December 31, 2013 and 2014 was $19.2 million and $12.9 million, respectively.

The aggregate intrinsic value for stock options exercisable as of December 31, 2014 was $112.0 million. The aggregate intrinsic value of stock options vested and expected to vest, net of estimated forfeitures as of December 31, 2014 was $118.0 million.

The aggregate grant date fair value for vested options for the years ended December 31, 2013 and 2014 was $10.8 million and $11.0 million, respectively.

B-42

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-43 As of December 31, 2014 there was $29.9 million of total unrecognized stock-based compensation expense related to stock options, net of expected forfeitures, that will be recognized over the weighted average period of 2.67 years. Restricted stock units Activity related to restricted stock units is set forth below: Number of Units Weighted- Average Grant Date Fair Value Unvested RSUs, December 31, 2013 ........................................................................... — $ — Issued ............................................................................................................................ 448,124 4.09 Vested ........................................................................................................................... (117,066) 3.57 Cancelled ...................................................................................................................... (2,568) 3.88 Unvested RSUs, December 31, 2014 ........................................................................... 328,490 4.28 Note that the amounts in the table above exclude 221,134 restricted stock units relating to the Macheen acquisition which were fully vested upon issuance. For the year ended December 31, 2014, 117,066 restricted stock units vested, including 2,066 units withheld for taxes. These vested restricted stock units had a weighted-average grant date fair value of $3.57 per share for the year ended December 31, 2014. The aggregate intrinsic value of restricted stock units that vested during the year ended December 31, 2014 amounted to $0.4 million. As of December 31, 2014, total unearned stock-based compensation related to unvested restricted stock units previously granted was $1.0 million, excluding forfeitures, and is expected to be recognized over a weighted-average period of 0.98 years. Until restricted stock units are vested, they do not have the voting rights of common stock and the shares underlying such restricted stock units are not considered issued and outstanding. Upon vesting of restricted stock units, shares withheld by the Company to pay taxes are retired. Stock-based compensation expense The following table sets forth the total stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands): Year ended December 31, 2013 2014 Cost of revenues ............................................................................... $ 1,018 $ 1,142 Research and development ............................................................... 5,133 5,207 Sales and marketing .......................................................................... 2,841 3,750 General and administrative ............................................................... 6,731 5,596 Total ............................................................................................. $ 15,723 $ 15,695

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-44 The weighted average estimated fair values of stock options granted during the years ended December 31, 2013 and 2014 were calculated under the Black-Scholes option pricing model, using the following weighted average assumptions: Year ended December 31, 2013 2014 Risk-free rate .................................................................................... 1.23% 1.86% Expected dividend yield ................................................................... 0.00% 0.00% Expected volatility ............................................................................ 57.54% 50.92% Expected term (years) ....................................................................... 6.21 5.89 As the Company has no active trading history, expected volatility was derived from historical volatilities of several peer companies deemed to be comparable to the Company’s business. The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term of the stock option awards granted, it has based its expected term on the simplified method available under U.S. GAAP. The absence of an active market for the Company’s common stock also requires the Company’s board of directors, the members of which the Company believes have extensive business, finance and venture capital experience, to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense for the periods presented. The Company obtained contemporaneous third-party valuations to assist the board of directors in determining fair market value. These contemporaneous third-party valuations used the methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. All options granted were intended to be exercisable at a price per share not less than the fair value of the shares of the Company’s common stock underlying those options on their respective dates of grant. Common stock subject to repurchase The Company allows employees to exercise options prior to vesting. In addition, the Company has restricted stock awards from acquisitions which employees had exercised prior to vesting. The Company has the right to repurchase these options and restricted stock awards at the original purchase price paid by the employee for any unvested (but exercised) shares of common stock upon the termination of the employee. The consideration received for an exercise of an option or restricted stock award is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability on the consolidated balance sheets. The liability is reclassified into equity on a pro rata basis as the options and restricted stock awards vest. The shares subject to repurchase are not deemed to be issued for accounting purposes until those shares vest. As of December 31, 2014, no shares of common stock were subject to repurchase.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-45 10. Income taxes The components of income (loss) before income taxes were as follows (in thousands): Year ended December 31, 2013 2014 United States ..................................................................................... $ (120,504) $ (96,191) Foreign ............................................................................................. 3,023 2,786 Total ................................................................................................. $ (117,481) $ (93,405) The components of the benefit from (provision for) income taxes were as follows (in thousands): Year ended December 31, 2013 2014 Current provision: US Federal tax .................................................................................. $ — $ — US state tax ....................................................................................... (166) (106) Foreign tax ........................................................................................ (1,222) (1,613) (1,388) (1,719) Deferred benefit: US Federal tax .................................................................................. — (149) US state tax ....................................................................................... — (8) Foreign tax ........................................................................................ 434 (116) 434 (273) Total benefit from (provision for) income taxes ............................... $ (954) $ (1,992) A reconciliation between the statutory U.S. federal income tax rate of 35.0% and the Company’s actual effective income tax rate is as follows: Year ended December 31, 2013 2014 Expected provision at statutory federal rate ..................................... 35.0% 35.0% Change in valuation allowance ......................................................... (39.6) (38.3) State income taxes, net of federal tax benefits .................................. 1.8 2.5 Stock-based compensation ............................................................... (1.6) (2.1) Foreign income or losses taxed at different rates ............................. 2.1 0.1 Foreign withholding tax ................................................................... (0.1) (1.0) Tax credits ........................................................................................ 1.6 1.6 Other ................................................................................................. 0.0 0.0 Total benefit from (provision for) income taxes .......................... (0.8)% (2.2)%

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

Deferred income taxes reflect the tax effects of net operating loss and tax credit carry-forwards and the net temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of the Company's deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,	
	2013	2014
Deferred tax assets:		
Net operating losses	$ 110,009	$ 162,119
Deferred revenues	97,033	102,699
Research and development and other credits	13,522	13,422
Accrued expenses and reserves	11,107	3,077
Stock-based compensation	5,507	10,787
Fixed assets	593	2,699
Other	959	1,043
Gross deferred tax assets	238,730	295,846
Valuation allowance	(222,697)	(264,259)
Total deferred tax assets after valuation allowance	$ 16,033	$ 31,587
Deferred tax liabilities:		
Acquired intangible assets	(6,383)	(21,547)
Deferred commissions	(8,129)	(8,973)
Goodwill	—	(161)
Unrealized losses	(595)	(284)
Total deferred tax liabilities	(15,107)	(30,965)
Net deferred tax assets	$ 926	$ 622
Reported as:		
Current deferred tax assets(1)	$ 1,580	$ 1,558
Current deferred tax liabilities(2)	(202)	(2)
Non-current deferred tax assets(3)	348	409
Non-current deferred tax liabilities(4)	(800)	(1,343)
Net deferred tax assets	$ 926	$ 622

(1) Included within prepaid expenses and other current assets on the consolidated balance sheets
(2) Included within accrued and other current liabilities on the consolidated balance sheets.
(3) Included within other assets on the consolidated balance sheets.
(4) Included within other non-current liabilities on the consolidated balance sheets.

During 2013 and 2014, the Company maintained a valuation allowance against its U.S. deferred tax assets based on the assessment of both its positive and negative evidence, including significant losses incurred to date, such that it is more likely than not that these assets will not be realized. The Company intends to maintain a valuation allowance until sufficient positive evidence exists to support a reversal of a valuation allowance. The Company's non-U.S. jurisdictions have net deferred tax assets. Based on the assessment of both positive and negative evidence for each non-US jurisdiction, it is more likely than not these assets will be realized and thus no valuation allowance is required.

B-46

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-47 The following table details changes in the valuation allowance for deferred tax assets (in thousands): Beginning Balance Increases Valuation Allowance Release Balance at Year End Year ended December 31, 2013 ........................... (178,332) (44,365) — (222,697) Year ended December 31, 2014 ........................... (222,697) (41,562) — (264,259) 1) Tax benefit related to the release of valuation allowances as a result of the Copiun acquisition. U.S. income taxes and foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries were not provided for on a cumulative total of $8.5 million of undistributed earnings for certain foreign subsidiaries as of December 31, 2014. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. If these earnings were distributed to the United States in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, the Company would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable. At December 31, 2014, the Company had net operating loss carry forwards for federal tax income purposes of $494.2 million, which expire in the period from 2018 to 2034 and federal tax credits of $9.0 million, which expire in the period from 2015 to 2034 and foreign tax credits of $3.5 million, which will expire from 2021 to 2034. At December 31, 2014, the Company had net operating loss carry forwards for state income tax purposes of $310.8 million, which will expire at various dates from 2015 to 2034, and various tax credits of $10.1 million, which will not expire. At December 31, 2014, $69.7 million of federal and $32.9 million of state net operating loss carry- forwards are attributable to employee stock option deductions, the benefit from which will be allocated to paid-in-capital rather than current income when recognized. Because of the change of ownership provisions of the Tax Reform Act of 1986, use of a portion of the Company’s net operating loss and tax credit carry- forwards may be subject to an annual limitation. The net operating loss and tax credit carry-forwards may expire before utilization. The total amount of gross unrecognized tax benefits was $12.3 million as of December 31, 2014, of which up to $2.3 million would affect the Company’s effective tax rate if realized. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits in 2013 and 2014 was as follows (in thousands): 2013 2014 Beginning of year ............................................................................. $ 9,449 $ 8,956 Additions for tax positions taken in a prior year .......................... 934 2,855 Additions for tax positions taken in the current year .................... 1,155 909 Adjustments for tax positions for changes in currency translation ................................................................................ (4) (35) Reductions for tax positions taken in the prior year ..................... (1,996) (246) Reductions for tax positions taken in the prior year due to statutes lapsing ......................................................................... (582) (106) End of year ....................................................................................... $ 8,956 $ 12,333

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-48 The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company recognized income tax benefit related to interest and penalties of $0.4 million and an expense of $31,000 in the years ended December 31, 2013 and 2014, respectively. As of December 31, 2013 and 2014, the Company had a liability for interest and penalties of $1.0 million and $1.0 million, respectively. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company files income tax returns in the United States and various states, which typically have three or four tax years open at any point in time. Because of the net operating loss carry-forwards, substantially all of the Company’s tax years remain open to federal and state tax examination. The Company’s foreign tax returns are open to audit under the statutes of limitations of the respective foreign countries in which the subsidiaries are located. The Company is currently in various stages of multiple year examinations by New York and California state taxing authorities. On December 19, 2014, the President signed into law, The Tax Increase Prevention Act of 2014, which retroactively extends more than 50 expired tax provisions through 2014. Among the extended provisions is the Sec. 41 research credit for qualified research expenditures incurred through the end of 2014. The benefit of the reinstated credit did not impact the consolidated statement of operations in the period of enactment, which was the fourth quarter of 2014, as the research and development credit carryforwards are offset by a full valuation allowance. 11. Fair value measurements Assets and liabilities measured and recorded at fair value on a recurring basis consisted of the following types of instruments as of December 31, 2013 and 2014 (in thousands): As of December 31, 2013 Level 1 Level 2 Level 3 Total Assets Money market funds ............................................ $ 39,755 $ — $ — $ 39,755 Foreign currency forward contracts ..................... $ — $ 23 $ — $ 23 As of December 31, 2014 Level 1 Level 2 Level 3 Total Assets Money market funds(a) ....................................... $ 29,088 $ — $ — $ 29,088 Foreign currency forward contracts ..................... $ — $ 1 $ — $ 1 Liabilities ............................................................. Notes payable put option ..................................... $ — $ — $ 1,694 $ 1,694 Series C-2 preferred stock warrants ..................... $ — $ — $ 768 $ 768 Common stock warrants ...................................... $ — $ — $ 22,033 $ 22,033 (a) Balance includes $17.1 million classified as cash and cash equivalents, $4.0 million classified as current restricted cash and $8.0 million classified as non-current restricted cash. The aggregate fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses on money market funds as of December 31, 2013 and 2014.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-49 The table below presents a reconciliation for the put option liability measured and recorded at fair value on a recurring basis using Level 3 inputs for the year ended December 31, 2014 (in thousands): Year ended December 31, 2014 Beginning balance ................................................................................................................................... $ — Issuance of put option ............................................................................................................................... 1,546 Loss recognized in earnings ..................................................................................................................... 148 Ending balance ........................................................................................................................................ $ 1,694 The table below presents a reconciliation for the Series C-2 preferred stock warrant liability measured and recorded at fair value on a recurring basis using Level 3 inputs for the year ended December 31, 2014 (in thousands): Year ended December 31, 2014 Beginning balance ................................................................................................................................... $ — Issuance of warrants ................................................................................................................................. 783 Gain recognized in earnings ..................................................................................................................... (15) Ending balance ........................................................................................................................................ $ 768 The table below presents a reconciliation for the common stock warrant liability measured and recorded at fair value on a recurring basis using Level 3 inputs for the year ended December 31, 2014 (in thousands): Year ended December 31, 2014 Beginning balance ....................................................................................................... $ — Issuance of warrants ..................................................................................................... 23,520 Gain recognized in earnings ......................................................................................... (1,487 Ending balance ............................................................................................................ $ 22,033 The valuation of the notes payable put option and the preferred and common stock warrants and input assumptions used in the valuation is discussed in Note 6 and Note 13, respectively. There were no transfers between Level 1 and Level 2 into Level 3 for the periods presented. As of December 31, 2013, the carrying amount of the bank debt was $24.9 million, which approximates its fair value, which was determined based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including interest rates currently available to the Company for loans with similar terms (Level 2). As of December 31, 2014, the carrying amount of the Senior Notes was $56.1 million, compared to its estimated fair value of $60.9 million which was determined based on future estimated cash flows calculated using a coupon rate of 23%, which is the borrowing rate currently available to the Company for notes with similar terms and maturities, an input that was derived from, and corroborated with, observable market data (Level 2).

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

12. Redeemable convertible preferred stock and deficit

Redeemable convertible preferred stock

The following table lists the shares of redeemable convertible preferred stock authorized and outstanding as of December 31, 2014 (in thousands, except per share amounts):

	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference	Liquidation Price Per Share
Series B-1	108,159	108,159	$ 91,236	$ 108,159	$ 1.00
Series B-2	3,649	3,649	17,662	17,954	$ 4.92
Series B-3	2,563	2,563	12,330	12,406	$ 4.84
Series C-1	17,052	16,077	65,335	65,997	$ 4.105
Series C-2	20,000	15,315	97,840	62,868	$ 4.105
	151,423	145,763	$ 284,403	$ 267,384	

The Series B-2 and Series B-3 preferred shares were issued in connection with the Copiun and AppCentral acquisitions, respectively, in 2012.

In April 2013, May and December 2013, the Company issued 12.2 million shares, 2.4 million shares and 1.0 million shares, respectively, of Series C-1 redeemable convertible preferred stock for gross proceeds of $50.0 million, $10.0 million and $4.3 million, respectively.

In February and March 2014, the Company issued 0.4 million shares of Series C-1 redeemable convertible preferred stock for gross proceeds of $1.8 million.

In March 2014, the Company issued 13.1 million shares of Series C-2 redeemable convertible preferred stock in connection with the BoxTone acquisition. The fair value of the shares issued was $84.0 million.

In May 2014, the Company issued 2.2 million shares of Series C-2 redeemable convertible preferred stock in connection with the Fixmo acquisition. The fair value of the shares issued was $13.9 million.

Voting rights. The holder of each share of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The holders, voting as a separate class, are entitled to elect four members of the Board of Directors. In addition, the holders of Series C-1, voting as a separate class, are entitled to elect one member of the Board of Directors. The holders of common stock, voting separately as a class, shall be entitled to elect one member of the Board of Directors. Holders of redeemable convertible preferred stock and common stock, voting together on an as converted to common stock basis, are entitled to elect any remaining members of the Board of Directors.

Dividend provisions. The holders of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock shall be entitled to receive noncumulative dividends when, as and if declared by the Board of Directors, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the common stock, at a rate of $0.08, $0.3936, $0.3872 and $0.3284 per share per annum, respectively, as adjusted. No dividends have been declared or paid as of December 31, 2014.

Conversion. Each share of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock is convertible, at the option of the holder, into common stock which is

B-50

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-51 fully paid and nonassessable determined by dividing the applicable original issue price by the conversion price applicable to such shares in effect at the date of conversion, initially on a one for one basis, subject to certain anti-dilution adjustments as set forth in the Company’s restated certificate of incorporation. The conversion price for Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock is $1.00, $4.92, $4.84, $4.105 and $4.105, respectively. Conversion is automatic upon the earlier of (a) closing of a firm commitment underwritten public offering of the Company’s common stock at an aggregate offering price of not less than $50.0 million, or (b) the holders of a majority of the then outstanding shares of preferred stock (voting together as a single class on an as-converted basis) have voted in favor of such a conversion in connection with a liquidation event or a financing transaction. In the event of the closing of a qualifying IPO, the Series C-1 and Series C-2 redeemable convertible preferred stock will convert into shares of common stock at a conversion price of $4.105, unless the IPO price is lower than $6.13, in which case, the conversion price will be equivalent to a 33% discount from the IPO price. The Company determined that the special conversion feature of the Series C-1 and Series C-2 redeemable convertible preferred stock potentially providing for conversion of shares into common stock at a discount to the offering price in the event of the closing of a qualifying IPO is a contingent beneficial conversion feature. Upon completion of an IPO, the Company will potentially recognize a charge for the discount amount as a deemed dividend within additional paid-in capital. Liquidation preference. In the event of any liquidation event, whether voluntary or involuntary, the holders of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the Company’s assets or funds to holders of common stock, an amount equal to each Series’ respective per share amount, plus all accrued or declared but unpaid dividends on such share. If assets remain in the Company, the holders of Series C-1 and Series C-2 redeemable convertible preferred stock and holders of common stock shall receive the remaining assets of the Company pro rata based on the number of shares of common stock held by each, with shares of Series C-1 and Series C-2 redeemable convertible preferred stock being treated for this purpose as if they had been converted into shares of common stock at the applicable conversion rate; not to exceed 2.5 times the original Series C-1 and Series C-2 redeemable convertible preferred stock issue price plus and declared but unpaid dividends. For purposes hereof, a liquidation event shall consist of (a) the sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, (b) a merger or consolidation of the Company with or into another entity, (c) the transfer of the Company’s securities to a person or group of affiliated persons that, after such closing, would result in such party holding 50.0% or more of the Company’s then outstanding voting stock, or (d) a liquidation, dissolution or winding up of the Company. These liquidation features cause the Company’s redeemable convertible preferred stock to be classified as mezzanine capital rather than as a component of Good Technology Corporation stockholders’ deficit.

GOOD TECHNOLOGY CORPORATION
Notes to consolidated financial statements–(Continued)

Common stock

Shares of common stock reserved for issuance on an as-if converted basis is as follows (in thousands):

	As of December 31,	
	2013	2014
Conversion of redeemable convertible preferred stock	130,026	145,763
Exercise of stock options	57,425	56,523
Available for option grants	3,067	2,281
Settlement of restricted stock units	—	550
Exercise of common stock warrants	4,965	21,758
Exercise of preferred stock warrants	—	162
	195,483	227,037

13. Warrants

Series C-2 redeemable convertible preferred stock warrants

In connection with the BoxTone acquisition, the Company issued 45,859 and 116,387 fully vested Series C-2 redeemable convertible preferred stock warrants at an exercise price of $1.74 and $2.01 per share, respectively (see Note 3). The warrants expire upon the later of (i) June 14, 2018 or (ii) five years after the closing of the Company's initial public offering of its common stock. The per share fair value of the warrants on date of issue was determined to be $4.96 and $4.78, respectively, based on the Black-Scholes valuation model using the following assumptions: (a) volatility of 49.5%, (b) expected term of 4.87 years, (c) risk-free interest rate of 1.66% and (d) fair value of $6.40 per share of preferred stock. The Company recorded the fair value at issuance, or $0.8 million, to non-current liabilities.

The Company recorded a gain of $15,000 for the change in the estimated fair value of the C-2 preferred stock warrants for the year ended December 31, 2014. The preferred stock warrants are classified as a non-current liability on the Company's consolidated balance sheets.

Common stock warrants

In July 2009, the Company agreed to offer LG Electronics common stock warrants in order to promote a strategic relationship. The warrants gave LG Electronics rights for up to 5.0% of the Company's fully diluted shares, conditional upon the achievement of cumulative sales milestones of supported hand-set devices generated by the customer prior to June 30, 2012.

The first issuance of warrants for up to 2.5% of the Company's fully diluted shares was triggered when the Company's cumulative sales to LG Electronics reached a predefined target. In May 2011, the first cumulative sales performance milestone was reached and warrants for 4,432,961 shares of common stock at an exercise price of $1.83 per share were issued. LG Electronics may exercise the warrants from the date of issuance for cash or via net share settlement. The warrant expires upon the earlier to occur of (i) May 23, 2016 or (ii) the consummation of a termination event (defined as either the sale by the Company of its preferred stock or common stock pursuant to a registration statement under the Securities Act of 1933 or a liquidation event, as such term is defined in the Company's restated certificate of incorporation). The second issuance of warrants for the additional 2.5% of the Company's fully diluted shares was not issued since the Company's cumulative sales to LG Electronics did not reach the second cumulative sales performance milestone. The Company is no longer obligated to issue any additional common stock warrants to LG Electronics.

B-52

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-53 In December 2013 and April 2014, the Company issued common stock warrants in connection with a loan and security agreement (see Note 6). The Company issued 532,500 fully vested common stock warrants at an exercise price of $3.22 per share in each of December 2013 and April 2014. The warrants expire upon the earlier to occur of (i) December 31, 2023 or (ii) the consummation of a termination event defined as either (a) the sale, lease, exclusive license, or other disposition of substantially all of the assets of the Company, (b) any merger or consolidation of the Company into or with another person or entity, or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (c) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. The per share fair value of the warrants on date of issue was determined to be $2.40 based on the Black-Scholes valuation model using the following assumptions: (a) volatility of 55.5%, (b) expected term of 10 years, (c) risk-free interest rate of 3.04% and (d) fair value of $3.49 per share of common stock. Further, the calculated fair value of the warrants is allocated to the warrants based on its relative fair value to the debt issued in connection with the warrants. The Company recorded the allocated fair value at issuance, or $1.1 million, as an increase in additional paid-in capital and a decrease in bank debt. In September 2014, the Company issued 16,260,160 fully vested common stock warrants in connection with the issuance of the Senior Notes (see Note 6) at an exercise price of $4.92 per share. The Warrants expire on September 30, 2018. At any time from and after 180 days following the date of the final prospectus of the Qualified IPO and prior to expiration, the Warrants shall be exercisable in accordance with their terms. Net share settlement shall apply upon all exercise of Warrants. In the event of the closing of a Qualified IPO, the exercise price of the Warrants shall be adjusted to equal the lesser of the applicable exercise price and a percentage of the Qualified IPO price per share as follows: (1) if the Qualified IPO occurs after the 12-month anniversary of the issue date of the Senior Notes but on or prior to the 24-month anniversary date of the issue date of the Senior Notes, then the exercise price will be 90% of the initial exercise price; (2) if the Qualified IPO occurs after the 24-month anniversary of the issue date of the Senior Notes but on or prior to the 36-month anniversary date of the issue date of the Senior Notes, then the exercise price will be 80% of the initial exercise price of the Qualified IPO Price, and (3) if the Qualified IPO occurs after the 36-month anniversary of the issue date of the Senior Notes, 70% of the Qualified IPO Price. The Warrants have certain provisions whereby the Company may redeem the Warrants on or after the first year anniversary of the completion of a Qualified IPO if the closing sale price of the Company’s common stock for 20 or more trading days in any 30 consecutive trading day period is equal to or greater than 200% of the initial exercise price of $4.92 per share. In the event of certain change of control transactions prior to a Qualified IPO pursuant to which the Company’s common stock is converted into or exchanged for publicly traded common stock of the acquirer, cash, assets or any combination thereof, the Warrants will be deemed exercised, without any action by the holder of the Warrant, such exercise to be effective immediately prior to the earlier of the applicable date for determining the shares of outstanding Company common stock entitled to receive the consideration pursuant to such transaction and the effective time or closing the change of control transaction, for shares of the Company’s common stock at a price equal to the lesser of (a) 80% of the transaction price of the change of control per share of common stock in such change of control and (b) the exercise price of a Warrant in effect immediately prior to the effective time of the change of control, but in no event shall be less than $1.00 per share, subject to adjustment.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-54 In the event of certain change of control transactions subsequent to a Qualified IPO pursuant to which the Common Stock is converted into or exchanged for consideration that is entirely publicly traded stock of the acquirer, the Warrants will become exercisable into the common stock of the public acquirer at the same ratios as the holders of the Company’s common stock receive in the transaction. In such event, the Company will also have the right to purchase the Warrants from the holders by paying to the holders cash in an amount equal to the Black-Scholes value based on an assumed volatility of 45%. In the event of certain other change of control transactions subsequent to a Qualified IPO, the holders of the Warrants will be entitled to receive a cash payment equal to the value of the Warrants based on the Black-Scholes model using an assumed volatility of 45%, and the Warrant shall cease to be exercisable from and after the earlier of the effective time or closing of such change of control transaction. The fair value of the Warrants as of September 30, 2014 was determined to be $1.45 per share, based on the Monte Carlo valuation model using a 90% probability weighted IPO scenario with the following assumptions (a) volatility of 45%, (b) expected term of 4 years, (c) risk-free interest rate of 1.47% and (d) fair value of $4.36 per share of common stock, and a 10% probability weighted M&A scenario with the following assumptions (a) volatility of 40%, (b) expected term of 1 year, (c) risk-free interest rate of 0.13% and (d) fair value of $3.95 per share of common stock. The Company recorded the $23.5 million fair value at issuance as a non-current liability and a decrease in notes payable. The warrants issued in connection with the Senior Notes are considered detachable that may be settled for cash. As a result, the warrants are classified as a liability and are carried at fair value with any changes in fair value recognized in earnings. In addition, the discount on the Senior Notes related to the fair value of the warrants will be amortized on an effective interest rate method as interest expense over the life of the Senior Notes. The fair value of the Warrants as of December 31, 2014 was determined to be $1.36 per share, based on the Monte Carlo valuation model using a 90% probability weighted IPO scenario with the following assumptions (a) volatility of 45%, (b) expected term of 3.8 years, (c) risk-free interest rate of 1.35% and (d) fair value of $4.29 per share of common stock, and a 10% probability weighted M&A scenario with the following assumptions (a) volatility of 40%, (b) expected term of 1 year, (c) risk-free interest rate of 0.25% and (d) fair value of $3.95 per share of common stock. As a result, the estimated fair value of the warrants as of December 31, 2014 was $22.0 million and the Company recorded a gain of $1.5 million for the change in the estimated fair value during the year ended December 31, 2014. 14. Employee benefit plans The Company has made a 401(k) retirement savings plan available to all full-time United States employees. Under this plan, employee and employer contributions and accumulated plan earnings qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code. The Company’s contributions to the plan totaled $0.9 million for the year ended December 31, 2013 and $0.9 million for the year ended December 31, 2014. The Company has a retirement savings plan available to all of its full-time United Kingdom employees. Under this United Kingdom plan, employee contributions and accumulated plan earnings qualify for favorable tax treatment under Chapter IV, Part XIV, of the United Kingdom Income and Corporation Taxes Act of 1988. The Company’s contributions to the United Kingdom plan for the years ended December 31, 2013 and 2014 were $0.2 million and $0.2 million, respectively.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-55 15. Related party transactions Transactions with LG Electronics—The Company had revenues of approximately $8.4 million and $5.8 million for the years ended December 31, 2013 and 2014, respectively, from sales to LG Electronics. Accounts receivable from LG Electronics was $0.7 million and $0.5 million as of December 31, 2013 and 2014, respectively. As discussed in Note 13, the Company issued common stock warrants in 2011 to LG Electronics. 16. Segment reporting Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about revenues by geographic region for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans below the consolidated level. Accordingly, the Company has a single reportable segment. Geographical information Operations outside of the United Sates consist principally of research and development and sales activities. Geographic revenues are identified by the location of the end customer and in the event that the Company delivers its software to an OEM, reseller or other channel partner and does not have end customer location information, geographic revenues are identified by the “deliver to” location of the OEM, reseller or other channel partner. The following table presents the Company’s revenues by geographic area (in thousands): Year Ended December 31, 2013 2014 United States .................................................................................... $ 101,669 $ 135,780 Canada .............................................................................................. 21,160 22,663 Europe .............................................................................................. 24,502 37,217 South Korea ...................................................................................... 8,389 5,852 Other ................................................................................................. 4,664 10,342 Total ............................................................................................. $ 160,384 $ 211,854 17. Net loss per share attributable to Good Technology Corporation common stockholders The Company’s basic net loss per share attributable to Good Technology Corporation common stockholders is calculated by dividing the net loss attributable to Good Technology Corporation common stockholders by the weighted-average number of shares of common stock, including vested restricted common stock awards that converted to common stock, outstanding for the period. The diluted net loss per share attributable to Good Technology Corporation common stockholders is computed by giving effect to all potential common stock equivalents outstanding for the period, to the extent dilutive.

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-56 The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to Good Technology Corporation common stockholders (in thousands, except per share amounts): Year Ended December 31, 2013 2014 Net loss attributable to Good Technology Corporation common stockholders ................................................................................ $ (118,426) $ (95,398) Shares used in computing net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted .......................................................................................... 49,097 66,649 Net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted ..................................... $ (2.41) $ (1.43) For purposes of this calculation, stock options to purchase common stock, warrants to purchase redeemable convertible preferred stock and warrants to purchase common stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to Good Technology Corporation common stockholders as their effect is antidilutive and redeemable convertible preferred stock have been excluded from the calculation of diluted net loss per share attributable to Good Technology Corporation common stockholders as it does not have a contractual obligation to share in the Company’s losses. The outstanding redeemable convertible preferred stock, unvested restricted stock units, and common stock equivalents that were excluded from the computation of diluted net loss per share attributable to Good Technology Corporation common stockholders for the periods presented were as follows (in thousands): Year Ended December 31, 2013 2014 Redeemable convertible preferred stock .......................................... 130,026 145,763 Options to purchase common stock .................................................. 57,425 56,523 Preferred stock warrants ................................................................... — 162 Common stock warrants ................................................................... 4,965 21,758 Unvested restricted stock units ......................................................... — 550 192,416 224,756 18. Pro forma net loss per share attributable to Good Technology Corporation common stockholders (unaudited) Pro forma basic and diluted net loss per share attributable to Good Technology Corporation common stockholders has been computed to give effect to the assumed conversion of all shares of redeemable convertible preferred stock into common stock upon a qualifying IPO. The following table sets forth the computation of the Company’s pro forma basic and diluted net loss per share attributable to Good Technology Corporation common stockholders for the year ended December 31, 2014 (in thousands, except per share data): Net loss attributable to Good Technology Corporation common stockholders used in computing pro forma net loss per share calculation ..................................................................................................... $ (95,398) Shares used in computing net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted ............................................................................................................. 66,649 Pro forma adjustments to reflect assumed conversion of redeemable convertible preferred stock .......... 141,736

GOOD TECHNOLOGY CORPORATION Notes to consolidated financial statements–(Continued) B-57 Shares used in computing pro forma net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted .......................................................................... 208,385 Pro forma net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted ................................................................................................................................... $ (0.46) 19. Subsequent events The Company evaluated subsequent events through March 5, 2015, the date on which these consolidated financial statements were issued. In January 2015, the Company implemented a plan to reduce its cost structure, align resources with its product strategy and improve efficiency, which resulted in reducing the number of Company employee positions by approximately 15%. The Company estimates that it will recognize charges of between $2.0 million and $3.0 million through June 30, 2015, consisting primarily of severance and other one-time termination benefits and other associated costs